Execution Version
    EXHIBIT 10.1
SECURITIES PURCHASE AGREEMENT
Dated as of
May 19, 2023
by and among
GIH HOLDINGS INC.,
AS THE PURCHASER,
INDOFF HOLDINGS, INC.,
AS THE SELLER
AND
JOHN SPRECK ROSS, AS TRUSTEE OF THE TRUST AGREEMENT OF JOHN SPRECK ROSS DATED 7/31/75
AND
JOHN S. ROSS, JR., LAURA ROSS GREINER, JEFFREY J. ROSS, AND MARGARET ROSS MCDONOUGH, AS TRUSTEES OF THE ROSS FAMILY IRREVOCABLE TRUST NO. 4 DATED 11/23/2017,
AS THE ENTITY SELLER OWNERS,

AND
JOHN SPRECK ROSS AND JEFFREY J. ROSS,
IN THEIR RESPECTIVE INDIVIDUAL CAPACITY AS INDIVIDUAL SELLER OWNERS

TABLE OF CONTENTS
    i

Exhibits
Exhibit A    Closing Certificate
Exhibit B    Escrow Agreement
Schedules
Schedule I    Seller; Owners; Company Securities
Schedule II    Disclosure Schedules
Schedule III    Tax Allocation Methodology

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 19, 2023, by and among GIH Holdings Inc., a Delaware corporation (the “Purchaser”), Indoff Holdings, Inc., a Missouri corporation (the “Seller”), John Spreck Ross, as trustee of the Trust Agreement of John Spreck Ross dated 7/31/75 (the “John Spreck Trust”), John S. Ross, Jr., Laura Ross Greiner, Jeffrey J. Ross, and Margaret Ross McDonough, as trustees of the Ross Family Irrevocable Trust No. 4 dated 11/23/2017 (the “Ross Family Trust” and together with the John Spreck Trust, the “Entity Seller Owners”), and John Spreck Ross and Jeffrey J. Ross (together, the foregoing individuals in their respective individual capacity, the “Individual Seller Owners” and collectively with the Entity Seller Owners, the “Seller Owners”).
RECITALS
WHEREAS, prior to the Pre-Closing Reorganization (as defined below), the Entity Seller Owners were the direct record and legal beneficial owners and holders of one-hundred percent (100%) of the issued and outstanding Equity Securities of Indoff, Incorporated, a Missouri corporation (“Old Indoff”);
WHEREAS, on May 16, 2023 (the “Seller Formation Date”), the Entity Seller Owners (a) formed the Seller (the “Seller Formation”) and (b) contributed one-hundred percent (100%) of the issued and outstanding Equity Securities of Old Indoff to the Seller in exchange for one-hundred percent (100%) of the issued and outstanding Equity Securities of the Seller (the “Reorganization Contribution”);
WHEREAS, on May 16, 2023 following the Reorganization Contribution, the Seller filed a QSub Election for Old Indoff to be treated as a qualified subchapter S subsidiary of the Seller for U.S. federal income tax purposes effective as of the Seller Formation Date (the “Reorganization QSub Election”);
WHEREAS, the Seller Formation, together with the Reorganization Contribution and the Reorganization QSub Election (collectively, the “F-Reorganization”), is intended to qualify as a reorganization pursuant to Section 368(a)(1)(F) of the Code as described in Revenue Ruling 2008-18, 2008-1 C.B. 674;
WHEREAS, at least one (1) Business Day after the F-Reorganization and at least one (1) Business Day prior to the date hereof, Old Indoff converted (the “Conversion” and together with the F-Reorganization, the “Pre-Closing Reorganization”) into Indoff, LLC, a Missouri limited liability company (as the successor-in-interest of Old Indoff, the “Company”);
WHEREAS, following the Pre-Closing Reorganization and as of immediately prior to the Closing, (a) the Entity Seller Owners were and are the direct and legal beneficial owners and holders of one-hundred percent (100%) of the issued and outstanding Equity Securities of the Seller, and (b) the Seller is the sole record and legal beneficial owner and holder of the Company Securities;
WHEREAS, prior to and following the Pre-Closing Reorganization, the Company is and has been in the business of providing value-added distribution, engineering and design solutions, including distributing material handling, commercial interiors, business products, promotional products and printing, appliance and energy solutions (the “Business”);
WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase, the Company Securities, in exchange for the Closing Consideration, on the terms and conditions provided in this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to effectuate the transactions contemplated by this Agreement and the Related Documents, in each case, as provided herein and therein.
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION
1.1Definitions. For purposes of this Agreement, the following terms have the indicated meanings:
“Adverse Action” has the meaning set forth in Section 10.16.
“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.
“Affiliated Group” means any affiliated group within the meaning of Code §1504 (or any similar group defined under a similar provision of state, local, foreign or non-U.S. law).
“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Laws” shall mean (a) any applicable domestic, international, foreign or non-U.S. laws relating to anti-bribery or anti-corruption (governmental or commercial), (b) any laws of the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. State Department and (c) any other laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Authority or commercial entity in connection with obtaining a business advantage.
“Applicable Laws” means, with respect to any matter, each applicable local, state, federal or non-US statute, law, regulation, ordinance, rule, judgment, rule of common law, Order, decree, requirement, and other restriction of any Governmental Authority having jurisdiction over such matter.
“Armstrong” has the meaning set forth in Section 10.16.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Basket” has the meaning set forth in Section 8.6(a).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day other than Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated in connection therewith, any rulings or Order issued by any applicable Governmental Authority thereunder (including the SBA), or the application or official interpretation of any of the foregoing.

“CARES Act Taxes” means, to the extent unpaid, Liabilities for payroll Taxes payable by the Company attributable to wages paid in a Pre-Closing Tax Period that have been deferred pursuant to the CARES Act.
“Claim” has the meaning set forth in Section 8.3.
“Claim Notice” has the meaning set forth in Section 8.3.
“Closing” has the meaning set forth in Section 2.2.
“Closing Certificate” has the meaning set forth in Section 2.4.
“Closing Company Expenses” has the meaning set forth in Section 2.4.
“Closing Leakage” has the meaning set forth in Section 2.4.
“Closing Consideration” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Debt” means, without duplication, any of the following to the extent such items are Liabilities of the Company, in each case, other than the Payoff Debt: (a) any Liabilities for borrowed money; (b) any Liabilities evidenced by bonds, debentures, notes or other similar instruments; (c) any Liabilities that are required to be classified as indebtedness in accordance with GAAP (but without giving effect to Financial Accounting Standards Board standard ASC 842) or have been classified as a capital or finance lease in the Financial Statements, including as lessee under any capital leases; (d) any payment Liabilities in respect of swap contracts or interest rate, currency or commodity protection Contracts, including breakage costs associated therewith and open trade or credit exposure thereunder; (e) any Liabilities with respect to purchase money indebtedness; (f) other than the Stock Redemption Earnout, any Liabilities for indebtedness created or arising under any conditional sale or other title retention Contracts with respect to acquired property or issued or assumed as the deferred purchase price of property or assets or contingent, “earnout” or similar payments, in respect of acquisitions (calculated at the maximum amount remaining that could be payable thereunder); (g) any Liabilities for the reimbursement of any obligor on any surety bonds (with respect to amounts then outstanding and payable by the Company), drawn letters of credit or similar instruments (with respect to amounts then outstanding and payable by the Company); (h) any unfunded or underfunded Liabilities pursuant to any Employee Benefit Plan; (i) any monitoring, management or consulting fees, or any costs or expenses, payable to any direct or indirect equityholder of the Company or any Affiliate of such equityholder (including any borrowed money); (j) any deferred revenue; (k) other than the Permitted Dividend Payments, the amount of any unpaid dividends or other distributions; (l) all Liabilities of the type referred to in clauses (a) through (k) above in respect of any guarantee of, or other Contract to have any Liability or responsibility for, the Liabilities of another Person; (m) all Liabilities of the type referred to in clauses (a) through (l) above secured by any Encumbrance on any asset of the Business, whether or not such Liability is assumed by the Company (but only to the extent of the value of the asset that is subject to the Encumbrance); and (m) any principal, premium, accrued and unpaid interest, fees and other expenses owed with respect to any of the foregoing, including prepayment penalties and breakage fees. In addition to the foregoing, “Company Debt” shall include any applicable amounts paid by or on behalf of the Company as a dividend, distribution or otherwise to the Seller, the Seller Owners or any of their respective Affiliates or Related Persons (in each case, other than the Permitted Dividend Payments). Notwithstanding the foregoing, “Company Debt” shall not include any operating lease entered into by the Company.
“Company Expenses” means, without duplication, in each case, other than the Pre-Closing Reorganization Expenses: (a) the aggregate amount of all fees, costs and expenses payable or incurred (whether or not invoiced or accrued) by the Company, the Seller, any of the Seller Owners or any of their respective Affiliates or Related Persons (to the extent that the Company has any Liability therefor) in connection with this Agreement, the Related Documents, or the transactions contemplated hereby or thereby, the solicitation of other potential buyers of any equity of the Company, of any assets or of the Business, or the consideration of other strategic alternatives, in each case, to the extent not paid prior to the Closing, including (i) the fees and expenses of accountants, lawyers, investment bankers, consultants, or other professional advisors or service providers, (ii) the fees, costs and expenses payable or incurred in connection with the satisfaction of the conditions under Section 6.1, (iii) other than the Permitted Bonus Payments, all sale or transaction-related bonuses, change in control payments, severance, sale, retention, transaction, bonus, stay or other similar payment, benefit or compensation payable, in each case, in connection with or otherwise linked to, including if payable due to a change in employment terms or status following or in connection with, the transactions contemplated by this Agreement or any other Related Document and (iv) other than the Permitted Bonus Payments, the employer portion of any employment, social security and payroll Taxes incurred by the Company under applicable U.S. federal, state, local or non-U.S. Tax law, any workers compensation payment or any other similar amounts in connection with any of the foregoing; and (b) fifty percent (50%) of all Transfer Taxes; and (c) eighty-seven and one-half percent (87.5%) of all fees, costs and expenses of the Escrow Agent due as of the Closing Date.
“Company Securities” means all outstanding Equity Securities of the Company, including (x) (a) Class A Voting Common Stock, with par value $1.00 per share, and (b) Class B Non-Voting Common Stock, with par value $1.00 per share, in each case, prior to the Pre-Closing Reorganization, and (y) one hundred percent (100%) of the units comprising the ownership interests in the Company, following the Pre-Closing Reorganization and as of the date hereof.
“Confidential Information” means any confidential, non-public or proprietary information (whether received before, on or after the Closing Date and whether transmitted orally or in writing or stored electronically) relating to the Business, the Company, or any director, officer, employee, consultant, client, supplier or financing source of the Company or the Purchaser. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement (including the Disclosure Schedules) and performance data relating to the Business (which, after the Closing, shall be owned by the Purchaser). Confidential Information shall not, however, include any information that (a) is or becomes generally available to the public other than as a result of disclosure by a Person in breach of this Agreement, or in breach of any other confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Purchaser, the Company or any other Person with respect to such information or (b) was or becomes available on a non-confidential basis from a source other than a Party; provided, however, that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Purchaser, the Company or any other Person with respect to such information.
“Contract” means any contract, agreement, note, bond, mortgage, indenture, guarantee, license, undertaking, understanding, instrument, commitment or lease, whether written or oral.
“Control” and derivatives thereof mean (a) with respect to any Person whose common equity securities are not publicly traded, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other Equity Securities, by Contract or otherwise, (b) with respect to any Person whose common equity securities are publicly traded, the record and beneficial ownership of not less than fifty-one percent (51%) of the issued voting Equity Securities of such Person and (c) with respect to any group of investors, the power to direct or cause the direction of investment decisions to be made by such group (including the exercise of any investor or contractual rights to which such group is entitled).
“Conversion” has the meaning set forth in the recitals.
“Covered Global Tax Liability” means, without duplication: (a) any Taxes imposed on or payable by or with respect to the Seller, the Seller Owners or any of their respective Affiliates or Related Persons (to the extent that the Company has any Liability therefor); (b) any Pre-Closing Tax Liability or other Taxes imposed on or payable by or with respect to the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Taxes allocated to a Pre-Closing Tax Period pursuant to Section 9.2); (c) any Taxes imposed as a result of, arising from or attributable to the transactions contemplated hereby (including any withholding Tax with respect thereof), other than Transfer Taxes to be borne by Persons other than the Seller and the Seller Owners pursuant to Section 9.5; (d) any Taxes for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of non-U.S., state or local Law) by reason of Contract, assumption or as transferee or successor; and (e) Other Deferred Taxes.
“Covered Person” means the Seller, any Seller Owner, any Related Person of the Company, the Seller, any Seller Owner or any Related Person of an Affiliate of the Company, the Seller or any Seller Owner.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.
“Data Room” means the electronic documentation site established by the Sellers and the Company on the platform of Datasite.
“Data Security Requirements” means, collectively, all of the following relating to data collection, dissemination, or other use, privacy, security, continuity, retention, incident response, breach, or breach notification requirements that are applicable to the Company or the Business, or to their use of the IT Systems or any personally identifiable information: (a) the Company’s or the Business’ posted data privacy, protection, security, continuity, retention, destruction, incident response, data breach, breach notification or data transfer or processing policies; and (b) Privacy and Security Laws.
“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, delivered to the Purchaser by the Sellers in connection with this Agreement and attached as Schedule II hereto.
“Disputed Matters” has the meaning set forth in Section 9.3.
“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of §3(3) of ERISA), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity or equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation, medical or other welfare, disability, material fringe benefit (including subsidized vehicle leases, membership fees, life insurance policies and any fringe benefits similar to the foregoing) and any other employee or retiree benefit or compensation plan, funding mechanism, reimbursement arrangements, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, in each case (a) that is maintained, sponsored or contributed to by the Company, the Business or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or the Business, or the beneficiaries or dependents of any such individual, or (b) with respect to which the Company or the Business currently has or reasonably would be expected to have any material Liability.
“Encumbrance” means any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitation on rights of ownership, financing statement filed with any Governmental Authority, claim, charge, mortgage, pledge, title defect, retention agreement, option, restrictive covenant, restriction on transfer, right of first offer, right of first refusal, or any comparable interest or right created by or arising under Applicable Law or under any contract, agreement or instrument or otherwise.
“Entity Seller Owners” has the meaning set forth in the preamble.
“Environmental Requirements” means all Applicable Laws relating to pollution (or the cleanup thereof), the protection of natural resources or the environment, and environmental health and safety matters including those relating to (a) air emissions, (b) discharges to surface water or ground water, (c) the presence, disposal, Release, clean up or remediation of, or exposure to, any Hazardous Substances, and (d) any other environmental, health or safety matters.
“Equity Securities” means, with respect to any Person, (a) any equity securities, membership interests or other share capital of such Person, (b) any securities of such Person directly or indirectly convertible into or exchangeable for any equity securities, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (e) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer within the meaning of Code §414.
“Escrow Agent” means JPMorgan Chase Bank, National Association.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Purchaser, the Seller and the Escrow Agent, in the form attached hereto as Exhibit B.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“F-Reorganization” has the meaning set forth in the recitals.
“Family Group” means, with respect to any natural Person, such Person’s spouse, siblings, parents and children (whether natural or adopted) and any trust or other entity organized or established for the benefit of such Person and/or such Person’s spouse, their respective parents and/or children.
“Financial Statements” has the meaning set forth in Section 3.5.
“First Release Amount” has the meaning set forth in Section 8.5(b).
“Fraud” means, with respect to a Person, actual and intentional misrepresentation of a material existing fact (and not constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, negligent misrepresentation, recklessness, or any form of fraud premised on recklessness or negligence), or participation in or actual knowledge of such actual and intentional misrepresentation of a material existing fact by such Person.
“Fundamental Representations” means the representations and warranties made in Sections 3.1, 3.2, 3.3(a) and (b) (with respect to Organizational Documents only for clause (b)), 3.4, 3.5 (with respect to the Interim Financial Statements only), 3.6, 3.14, 3.21, 3.23, 4.1(a), 4.2, 4.4, 5.1, 5.2, and 5.6.
“GAAP” means United States generally accepted accounting principles as in effect from time to time or for the period with respect to which such principles are applied, in each case, consistently applied.
“General Enforceability Exceptions” has the meaning set forth in Section 3.3(a).
“General Indemnity Cap” has the meaning set forth in Section 8.6(a).
“Governmental Authority” means, whether domestic, foreign, non-U.S. or international, federal, state, local or tribal, any government or any governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority or instrumentality or any judicial, legislative, fiscal, or administrative body or entity, having jurisdiction over the matter or matters and Person or Persons in question.
“Hazardous Substances” means any substance, chemical, material or waste (a) that is regulated as hazardous or toxic, acutely hazardous, toxic or words of similar import or regulatory effect under any Environmental Requirement, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance or hazardous waste under any Environmental Requirement, (b) the presence of which requires investigation or remediation under any Environmental Requirement, or (c) that is any asbestos, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, mold, polychlorinated biphenyls, and petroleum and petroleum products, by-products or derivatives.
“Healthcare Reform Laws” has the meaning set forth in Section 3.16(l).
“Indemnified Liabilities” has the meaning set forth in Section 8.2(b).
“Indemnified Parties” has the meaning set forth in Section 8.2(b).
“Indemnifying Party” has the meaning set forth in Section 8.3.

“Indemnity Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement in respect of the Sellers’ and the Seller Owners’ obligations under Article VIII below.
“Indemnity Escrow Amount” means $5,193,750.
“Individual Seller Owners” has the meaning set forth in the preamble.
“Insurance Policies” has the meaning set forth in Section 3.22.
“Intellectual Property” means all intellectual property and/or proprietary rights arising or enforceable under the laws of the United States, any other jurisdiction, or treaty regime, whether issued, registered, or unregistered, including all rights in and to: (a) patents, patent applications and inventions (whether or not patentable); (b) all trademarks, service marks, service names, trade dress, trade names, corporate names, icons, logos, slogans, and all other indicia of origin, and all goodwill associated therewith; (c) all copyrights and copyright interests in any works of authorship, moral rights, design rights, data and database rights, and derivative works, whether published or unpublished; (d) all trade secrets, know-how, and confidential or proprietary information including, methods, models, recipes, techniques, processes, financial, business and marketing plans, and customer and supplier lists; (e) technical and computer data, databases, Software, and all content contained on Internet sites; (f) social media handles or account identifiers; (g) internet domain name registrations; (h) all registrations, applications, renewals, extensions, restorations and any other recordings with a Governmental Authority for any of the foregoing; (i) all copies and tangible and intangible forms of any of the foregoing, including documentation and other material recording or embodying any of the foregoing; and (j) the right to sue for past, present or future infringement and to collect and retain all fees, damages and profits related to the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 3.5.
“IRS” means the U.S. Internal Revenue Service.
“IP Agreements” means all agreements related to Intellectual Property to or under which the Company is a party or beneficiary, or by which the Company, or any Owned Intellectual Property, may be bound, including all (a) licenses granted by the Company to any Person for any Intellectual Property, (b) licenses granted by any Person to the Company for any Intellectual Property, and (c) agreements between any Person and the Company relating to the transfer, development, maintenance or use of any Intellectual Property.
“IT Systems” means the computer systems, Software (including Owned Software), firmware, hardware, networks, servers, data processing systems, interfaces, websites, and other technology systems, information technology, or telecommunications equipment that are owned by, licensed to, or otherwise used by, or on behalf of, the Company.
“John Spreck Trust” has the meaning set forth in the preamble.
“knowledge” or “know”, when used with respect to the Company or the Business, means the actual knowledge of each of Jim Malkus, Jeffrey Ross, and Julie Frank, in each case, after due inquiry (including due and diligent inquiries of each such Person’s direct reports). For purposes of this definition, each of Shawn Faulkingham, Colin Faulkingham, Robin Migdal and Joshua Long (among others) shall be deemed direct reports of Jim Malkus.
“Latest Balance Sheet” has the meaning set forth in Section 3.5.

“Leakage” means any of the following, without duplication, in each case, other than Permitted Leakage: (a) any dividend or distribution declared, paid or made, or any return of capital, by the Company to any Covered Person, or any payment of principal of, or interest on, any loan or other debt obligation of a Covered Person by the Company; (b) any waiver or release (i) in favor of any Covered Person of any sum or obligation owed by any such Covered Person to the Company or (ii) of any claims or rights of the Company against any such Covered Person; (c) any payments of any nature (including (i) with respect to a repurchase or redemption, or settlement or discharge of, Equity Securities of the Company or (ii) with respect to compensation, benefits, service fees, management fees, advisory fees, consulting fees, license fees or royalties) made to any Covered Person by the Company; (d) the transfer or surrender of any asset to, or Liabilities assumed or incurred for the benefit of, any Covered Person by the Company; (e) any payment of Company Expenses after the date of the Latest Balance Sheet and prior to the Closing by the Company (other than payments (if any) in respect of any Pre-Closing Reorganization Expenses); or (f) any agreement or arrangement to give effect to any of the matters referenced in the foregoing clauses (a) through (e).
“Leased Real Property” has the meaning set forth in Section 3.12(a).
“Legal Proceeding” means any legal, administrative or other action, arbitration, audit, claim, hearing, investigation, inquiry, litigation, proceeding or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, inchoate or otherwise.
“Lookback Date” means January 1, 2020.
“Losses” means any and all losses, Liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, interest, penalties, fines or expenses, including reasonable attorneys’ fees and expenses and all other reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that “Losses” shall not include punitive damages unless such punitive damages relate to, arise from or are incurred in connection with a Third-Party Claim.
“Material Adverse Effect” means any event, occurrence, fact or change that, individually or in the aggregate, (a) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations, condition (financial or otherwise), Liabilities, or assets of the Company or the Business, or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Seller, any Seller Owner, the Company or any of their respective Affiliates or Related Persons to consummate the transactions contemplated hereby or by any Related Document or to perform their respective obligations under this Agreement or any Related Document; provided, however, that, in the case of the foregoing clause (a) of this definition only, “Material Adverse Effect” shall not include any event, occurrence, fact or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any changes in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, in each case, solely to the extent related to the identity of the Purchaser; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that in the case of the foregoing clauses (i) through (iv), (vi), (viii) and (ix) of this definition, any event, occurrence, fact or change shall be excluded only to the extent such event, occurrence, fact or change does not disproportionately impact the Company or the Business relative to the competitors of the Company or the Business or other businesses of similar size similarly situated to the Company or the Business.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Old Indoff” has the meaning set forth in the recitals.
“Open Source Software” means any Software that is distributed pursuant to an “open source” or “public library” license, including any version of any Software licensed pursuant to any “general public license” (including AFFERO GPL), or other such license generally understood to be a “copyleft” or “restrictive” open source license.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or arbitrator.
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice (including with respect to quantity, quality and frequency).
“Organizational Documents” means, with respect to any Person, to the extent applicable, the memorandum of association, articles of association, articles of incorporation or formation, certificate of incorporation or formation, bylaws and any charter, partnership agreements, operating agreements, shareholders agreements, joint venture agreements, trust agreements or other organizational documents, if any, of such Person and any amendments thereof.
“Other Deferred Taxes” means, the unpaid Taxes of the Company (regardless of whether such Taxes are due and payable as of the Closing), which shall not be an amount less than zero in any jurisdiction or for any particular Tax, with respect to (a) any Liability for Taxes incurred with respect to an installment sale or open transaction disposition made prior to the Closing, (b) any adjustment under Code § 481 (or any similar provision of Applicable Law) as result of any change in accounting method with respect to a Pre-Closing Tax Period, (c) Taxes relating to any deferred revenue or other deferred or prepaid amounts received on or prior to the Closing, (d) any amounts payable under a “closing agreement” as described in Code Section 7121 (or any similar provision Applicable Law) executed on or prior to the Closing and (e) CARES Act Taxes, in each case of the foregoing clauses (a) through (e) calculated whether or not recognized in a Pre-Closing Tax Period.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned, in each case, by the Company (whether partially or entirely).
“Owned Software” means all Software owned or purported to be owned by the Company.

“Payoff Debt” means any Liabilities of the Company as of immediately prior to the Closing under or relating to that certain Business Loan Agreement (Asset Based), the related Promissory Note, in respect of Loan No 9001, and all other loan and security documents governing or evidencing the loan related thereto, in each case, by and between Commerce Bank and the Company (including any Liabilities for principal, premium, accrued and/or unpaid interest, fees and other expenses (e.g., prepayment penalties, breakage fees, etc.) owed with respect thereto).
“Permit” means any franchise, permit, license, authorization, approval, clearance, grant, concession, filing, certification or other consent required to be obtained from any Governmental Authority.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments either not yet due and payable or that are being contested in good faith through appropriate proceedings as described on Schedule 1.1(a) and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and other like Encumbrances arising in the Ordinary Course of Business, (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property, and (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, in each case, which Encumbrances described in clauses (a) through (d) do not, individually or in the aggregate, materially interfere with the current value of or use by the Company of the assets or rights affected thereby.
    “Permitted Bonus Payments” means payments, or agreements or arrangements for payments, of $513,000 in the aggregate to employees of Indoff in respect of sale or transaction-related bonuses, in each case, in connection with or otherwise linked to the transactions contemplated by this Agreement or any other Related Document (such $513,000 figure including the employer portion of any employment, social security and payroll Taxes incurred by the Company under applicable U.S. federal, state, local or non-U.S. Tax law, any workers compensation payment or any other similar amounts in connection with any of the foregoing).
“Permitted Dividend Payments” means: (a) the payment of a $516,178 dividend on April 28, 2023 in respect of the Company’s earnings from March 2023; and (b) the payment of the dividend in respect of the Company’s earnings from April 2023, calculated consistent with the Company’s past practice.
“Permitted Leakage” means: (a) payment of salary and benefits to John Ross consistent with the Company’s past practice, not to exceed $20,000 in any month, payable in equal installments on the 15th and final day of each month after the date of the Latest Balance Sheet Date due and owing prior to the Closing; (b) payments to the Temple family in respect of the Company’s earnings for March 2023 and April 2023, in each case, in accordance with the terms and conditions of the Stock Redemption Earnout; (c) executive car lease payments equal to $1,653.42 per month for each month after the date of the Latest Balance Sheet due and owing prior to the Closing; (d) monthly rent and/or additional rent in the amount of $22,159.31 for each month after the date of the Latest Balance Sheet due and owing prior to the Closing, in each case, as expressly provided under the existing lease for the space on 11816 Lackland Road; (e) the Permitted Dividend Payments; and (f) the Permitted Bonus Payments.
“Person” means any individual or any partnership, limited liability company, joint venture, corporation, trust, association, joint stock company, joint venture, unincorporated organization or other business entity or Governmental Authority (or any department, agency or political subdivision thereof).
“PPP Loan” mean that certain SBA loan made pursuant to the PPP Program, dated as of April 15, 2020, in the principal amount of $3,500,000, by and between the Company and Commerce Bank.
“PPP Program” means the Paycheck Protection Program contemplated by Section 1102 of the CARES Act and all rules, regulations and guidelines adopted by the SBA or otherwise in connection with the administration thereof.
“Pre-Closing Reorganization” has the meaning set forth in the recitals.
“Pre-Closing Reorganization Expenses” means all reasonable and documented third party expenses related to the Pre-Closing Reorganization payable or incurred (whether or not invoiced or accrued) by the Company in connection with this Agreement, the Related Documents, or the transactions contemplated hereby or thereby; provided, however, that notwithstanding anything to the contrary in this definition and for the avoidance of doubt, the term “Pre-Closing Reorganization Expenses” shall not include any Covered Global Tax Liability, whether related to, resulting from or incurred in connection with the Pre-Closing Reorganization or otherwise.
“Pre-Closing Tax Liability” means the unpaid Taxes of the Company or the Business, which shall not be an amount less than zero in any jurisdiction or for any particular Tax, with respect to Tax Returns that have not yet been filed as of Closing for Pre-Closing Tax Periods (regardless of whether such Taxes are due and payable as of the Closing), calculated pursuant to the terms of this Agreement by (a) computing any Tax liability in accordance with the past practices of the Company unless otherwise required by Applicable Law, (b) including any estimated (or other prepaid) Taxes and any Tax overpayments available to be applied with respect thereto, and (c) by excluding any deferred Tax assets and liabilities; provided, that the application of any estimated Tax payments and overpayments for previous periods will be allowed only separately with respect to each jurisdiction and each particular type of Tax paid by the Company and/or the Business.
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.
“Privacy and Security Laws” means all Applicable Laws concerning the privacy or security of “Personally Identifiable Information” (including any Laws of jurisdictions where the Personally Identifiable Information was collected) (as such term is used in any Data Security Requirements), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, the European Union Directive 95/46/EC (and the Laws of nations implementing that Directive) and Canada’s Personal Information Protection and Electronic Documents Act, and any Applicable Laws concerning requirements for website and mobile application privacy policies and practices, data- or web-scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing).
“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Liabilities” has the meaning set forth in Section 8.2(a).
“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).
“QSub Election” means an election under Section 1361(b)(3) of the Code and Treasury Regulation Section 1.1361-3 to treat a wholly-owned subsidiary of an S-corporation as a qualified subchapter S subsidiary of such corporation.
“Real Property Leases” has the meaning set forth in Section 3.12(a).
“Related Documents” means all documents and instruments to be executed or adopted by the parties hereto in connection with transactions contemplated by this Agreement, including the Closing Certificate, the Escrow Agreement and the Restrictive Covenant Agreement.

“Related Person” means, with respect to a specified Person, any Person that: (a) is an Affiliate or, in the case of a natural Person, a Family Group member of such specified Person; (b) holds a Material Interest in such specified Person; (c) serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) such specified Person holds a Material Interest; or (e) such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting Equity Securities representing at least five percent (5%) of the outstanding voting power of a Person or Equity Securities representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Related Person Contracts” has the meaning set forth in Section 3.18.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Claims” has the meaning set forth in Section 7.3.
“Reorganization Contribution” has the meaning set forth in the recitals.
“Reorganization QSub Election” has the meaning set forth in the recitals.
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, dated as of the date hereof in a form satisfactory to the Purchaser, by and between the Purchaser, on the one hand, and John S. Ross, Jr., Laura Ross Greiner and Margaret Ross McDonough, on the other hand.
“Restricted Period” has the meaning set forth in Section 7.4(b).
“Ross Family Trust” has the meaning set forth in the preamble.
“SBA” means the U.S. Small Business Administration.
“Second Release Amount” has the meaning set forth in Section 8.5(b).

“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Formation” has the meaning set forth in the recitals.
“Seller Formation Date” has the meaning set forth in the recitals.
“Seller Indemnified Liabilities” has the meaning set forth in Section 8.2(b).
“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).
“Seller Owners” has the meaning set forth in the preamble.
“Settlement Arbiter” has the meaning set forth in Section 9.3.
“Software” means any and all (a) computer programs, applications and code, including any and all system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (b) data, databases and compilations of data, including libraries and collections of data, whether machine readable or otherwise, (c) the technology supporting, and the contents and audiovisual displays of, any website(s), (d) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report, formats, firmware, development tools, templates, menus, buttons and icons, and (e) all documentation and media relating to or recording any of the foregoing.
“Stock Redemption Earnout” means the “earnout” under that certain Stock Redemption Agreement, dated August 17, 2020, by and among the Company, the Entity Seller Owners and the selling shareholders party thereto.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity securities, franchise, profits, withholding, social security (or similar), ad valorem, fuel, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Allocation Schedule” has the meaning set forth in Section 9.7.
“Tax Proceeding” has the meaning set forth in Section 9.4.
“Tax Returns” means any return, declaration, report, election, notice, filing, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.4(a).
1.2Interpretation; Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) references to “$” shall be references to United States dollars; (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (j) the masculine gender shall also include the feminine and neutral genders and vice versa; (k) the words “all” or “any” shall mean “any or all”; (l) the phrase “to the extent” shall mean the degree to which the subject of the reference extends, and such phrase shall not be deemed simply to mean “if”; (m) the words “shall” and “will” shall have the same meaning; (n) the work “or” shall not be exclusive; (o) the phrases “made available to the Purchaser” or “provided to the Purchaser”, or phrases of like import, shall mean making available or providing the referenced documents or other information to the Purchaser or any of its Affiliates, including in the Data Room, in each case, to the extent made available or provided at least one (1) Business Days prior to the date hereof; (p) whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day; (q) the “Company” shall mean “Old Indoff” prior to the Pre-Closing Reorganization and shall otherwise include both Old Indoff and Indoff, LLC as required by context; and (r) the “Business” shall mean the Business as conducted by Old Indoff prior to the Pre-Closing Reorganization and shall otherwise include the Business as conducted by both Old Indoff and Indoff, LLC as required by context.
ARTICLE II

SALE OF SHARES; THE CLOSING

1.1Sale of Shares.
(a)Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller agrees to transfer, sell and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, the Company Securities set forth opposite the Seller’s name on Schedule I, free and clear of all Encumbrances, in exchange for the payment by the Purchaser to the Seller of the Closing Consideration (as defined below).
(b)Notwithstanding anything in the Company’s Organizational Documents or otherwise to the contrary, following the Closing and the consummation of the transactions in favor of the Seller and the Seller Owners contemplated by Section 2.1(a) above, the Purchaser and its Affiliates shall not have any Liability to the Seller, any Seller Owner or any of their respective Affiliates or Related Persons for any amounts and/or other obligations owed to the Seller, any Seller Owner or any of their respective Affiliates or Related Persons, in each case, in respect of any Equity Securities of the Company authorized, issued or outstanding as of immediately prior to the Closing (other than amounts payable to the Seller after the Closing as set forth in this Agreement).
1.2The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, or via electronic exchange or such other location as the parties hereto may mutually determine. The date of the Closing is referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously. Solely for financial and accounting purposes, the effective time of the Closing shall be 12:01 a.m. (Eastern time) on the Closing Date. For the avoidance of doubt, the foregoing sentence shall not have any impact or affect on the representations, warranties, covenants and agreements of the parties herein.
1.3Actions at Closing. At the Closing: (a) the Seller and the Seller Owners will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 6.1 below; and (b) the Purchaser will deliver to: (i) the Seller and the Seller Owners, the various certificates, instruments, and documents referred to in Section 6.2 below; (ii) the Seller, an aggregate amount of cash, equal to: (A) $69,237,000, minus (B) the Closing Company Expenses minus (C) the Closing Leakage Amount (if any), minus (D) the Indemnity Escrow Amount; (iii) to the Persons and in the amounts set forth on the certificate delivered pursuant to Section 2.4, payment of the Payoff Debt (if any) and payment of the Closing Company Expenses; and (iv) to the Escrow Agent, the Indemnity Escrow Amount (the sum of the amounts in (b)(ii) and (iv), as adjusted pursuant to the other terms and conditions herein, the “Closing Consideration”). The Closing Consideration shall be paid by wire transfer of immediately available funds to the respective bank accounts set forth in writing by the Seller, to be provided to the Purchaser no later than two (2) Business Days prior to the Closing Date.
1.4Pre-Closing. No later than three (3) Business Days prior to the Closing Date, the Seller and the Seller Owners shall prepare in good faith and deliver to the Purchaser a true, accurate and complete statement, executed by the Seller and each Seller Owner (the “Closing Certificate”), certifying (i) the amount of the Company Expenses (the “Closing Company Expenses”), (ii) the amount of the Payoff Debt, (iii) the amount of Permitted Leakage, and (iv) and the Leakage (the “Closing Leakage”), in the case of the foregoing clauses (iii) and (iv), for the period beginning on the day immediately following the date of the Latest Balance Sheet through and including the Closing. The Closing Certificate, which includes a calculation of the Closing Consideration, is attached hereto as Exhibit A.

1.5Withholding. The Purchaser or any other applicable payor shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld under Applicable Laws. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or any other applicable recipient in respect of which such deduction and withholding was made by the Purchaser or any other applicable payor. Except to the extent such withholding is attributable to (x) compensatory payments or (y) a failure by the Seller to deliver IRS Form W-9 pursuant to the provisions of this Agreement, the Purchaser or the applicable payor shall use commercially reasonable efforts to provide reasonable advance notice to the Person in respect of whom such deduction or withholding will be made before making any deduction or withholding pursuant to this Section 2.5. The parties shall cooperate in good faith to try and reduce the amount of, or eliminate the necessity for, such withholding.
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Seller and the Seller Owners, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof as follows:
1.1Existence; Qualification. Both prior to the Pre-Closing Reorganization and following the Pre-Closing Reorganization and as of the date hereof, the Company has been and is duly formed, validly existing and in good standing under the laws of its state of incorporation or formation (as the case may be), and has full power and authority to conduct its business and own, lease and operate its properties as now conducted, owned and operated. The copies of the Organizational Documents of the Company provided to the Purchaser prior to the date hereof, in respect of the period prior to the Pre-Closing Reorganization and in respect of the period following the Pre-Closing Reorganization and as of the date hereof, are true, correct and complete copies of such documents. Both prior to the Pre-Closing Reorganization and following the Pre-Closing Reorganization and as of the date hereof, the Company has been and is registered, licensed, qualified as a foreign entity or otherwise qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the business of the Company.
1.2Subsidiaries; Investments. Both prior to the Pre-Closing Reorganization and following the Pre-Closing Reorganization and as of the date hereof, the Company did not have and does not have any direct or indirect Subsidiaries or directly or indirectly own any Equity Securities or debt securities of any Person. The Company, directly or indirectly, is not a participant in any joint venture, partnership or similar arrangement.
1.3Authorization and Enforceability; Non-Contravention.
(a)The Company has full power and authority and has taken all required actions necessary to permit it to execute and deliver of this Agreement and the Related Documents to which it is a party and to perform its respective obligations thereunder. Each of this Agreement and the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity (the “General Enforceability Exceptions”).
(b)The execution and delivery by the Company of this Agreement and the Related Documents and the performance of its obligations hereunder or thereunder or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Company, will not (i) violate any provision of the Organizational Documents of the Company, or of any Applicable Law, regulation, Order, judgment or decree applicable to the Company, the Seller, the Seller Owners or any of their respective Affiliates or Related Persons, or (ii) result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under Contract to which the Company or any of its assets is a party or by which the Company is bound or result in the creation or imposition of any Encumbrances (other than a Permitted Encumbrance) upon any of the assets of the Company, except, in the case of clause (ii) only, as would not reasonably be expected to have a material and adverse impact on the business of the Company.
(c)Except as set forth on Schedule 3.3(c), no consent of, filing with or notification to any Governmental Authority, or third Person under any Contract to which the Seller, Seller Owners, the Company or any of their respective Affiliates or Related Persons is a party, is required to be obtained or filed by the Seller, the Seller Owners, the Company or any of their respective Affiliates or Related Persons in connection with the execution and delivery of this Agreement or the Related Documents by them, or the performance of their respective obligations hereunder or thereunder or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, except solely by reason of the identity of Purchaser or as would not reasonably be expected to have a material and adverse impact on the business of the Company.
1.4Capitalization of the Company. (a) Prior to the Reorganization Contribution, the Entity Seller Owners directly owned, beneficially and of record, and had good and valid title to, the Company Securities set forth on Schedule 3.4, (b) immediately following the Reorganization Contribution, the Seller directly owned, beneficially and of record, and had good and valid title to, the Company Securities set forth on Schedule 3.4, and (c) following the Pre-Closing Reorganization and as of immediately prior to the Closing, the Seller directly owns, beneficially and of record, and has good and valid title to, the Company Securities set forth on Schedule I hereto, in each case of the foregoing clauses (a) through (c), which Equity Securities represented or represent (as the case may be) one-hundred percent (100%) of the issued and outstanding Equity Securities of the Company as of such as time, free and clear of any Encumbrances (other than Encumbrances under the Company’s Organizational Documents and/or Applicable Law related to securities) of any kind whatsoever. Both prior to the Pre-Closing Reorganization and following the Pre-Closing Reorganization and as of the date hereof, all Company Securities were and are validly issued, fully paid and free and clear of Taxes, charges, Encumbrances (other than Encumbrances under the Company’s Organizational Documents and/or Applicable Law related to securities) and preemptive rights, and were and have been issued in compliance with all Applicable Laws. Both prior to the Pre-Closing Reorganization and following the Pre-Closing Reorganization and as of the date hereof, the Company has not granted or issued any options, convertible securities, warrants, phantom equity, equity appreciation rights, Encumbrances (other than Encumbrances under the Company’s Organizational Documents), anti-dilution provisions or commitments of any character relating to the Company Securities other than as contemplated by this Agreement or the Related Documents, and no Person has any right to purchase or acquire any such Equity Securities. Immediately upon consummation of the transaction contemplated by this Agreement, the Purchaser will own the Company Securities, free and clear of any and all Encumbrances (other than Encumbrances under the Company’s Organizational Documents and/or Applicable Law related to securities or by reason of actions taken by the Purchaser).
1.5Financial Condition. Attached hereto as Schedule 3.5 are complete copies of the following financial statements: (a) the audited balance sheets of the Company as of December 31, 2022 and December 31, 2021 and the related audited statements of income, operations, changes in stockholders’ equity and cash flows for the calendar years then ended, together with the notes thereto (collectively, the “Audited Financial Statements”); and (b) the unaudited balance sheet of the Company as of March 31, 2023 (the “Latest Balance Sheet”), and the related unaudited statements of income, operations and cash flows for the three (3)-month period then ended (the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been derived from the books and records of the Company and have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company as of or through their applicable dates. All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with GAAP and all Applicable Law. All transactions of the Company are properly and timely recorded and reflected in the books, records and accounts of the Company. The accounting controls of the Company and the Business are sufficient in all material respects to provide reasonable assurances that (i) all material transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for related items and (ii) all material transactions are executed in accordance with management’s general or specific authorization. Since the Lookback Date, there has not been (x) any significant deficiency or weakness in any system of internal accounting controls used by the Company or the Business, (y) any Fraud or other wrongdoing that involves any of the management or other employees of the Company or the Business who have a role in the preparation of financial statements of the Business or the internal accounting controls used by the Company or the Business or (z) any written claim or allegation or, to the knowledge of the Company, oral claim or allegation, in each case, regarding any of the foregoing.
1.6Absence of Certain Changes.
(a)Except as expressly set forth on Schedule 3.6, since the date of the Latest Balance Sheet, the Company has not:
(i)paid, discharged or satisfied any Encumbrance or Liability, other than any Encumbrance or Liability (A) reflected or reserved against on the Latest Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Latest Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Latest Balance Sheet, in each case in the Ordinary Course of Business;
(ii)sold, leased, assigned, licensed, abandoned, transferred or otherwise disposed of any of its material assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);
(iii)permitted any of its assets, tangible or intangible, including the Real Property Leases and the Leased Real Property, to become subject to any Encumbrance (other than any Permitted Encumbrance);
(iv)cancelled, terminated, amended, extended or otherwise modified any Real Property Lease;
(v)written off as uncollectible, cancelled, waived or released any accounts receivable, right, obligation of performance, claim or other amount owed to it other than (A) in the Ordinary Course of Business or (B) having a value not greater than $50,000;
(vi)terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in any material respect any of its obligations or suffered or permitted any material default to exist under, any Material Contract, Real Property Lease or Permit;
(vii)suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $50,000;
(viii)made any loans to any employee, independent contractor, officer, director, or individual shareholder;
(ix)paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) or any Related Person of such Affiliate;
(x)authorized, declared, set aside, or paid any dividend or distribution with respect to its Equity Securities or redeemed, purchased or otherwise acquired any of its Equity Securities;
(xi)recognized any union, negotiated or entered into any collective bargaining agreement or similar agreement with any labor union, or modified the terms of any such existing contract or agreement, been appraised of or opposed any union organizing campaign, settled any material labor grievances, unfair labor practice charges, or filed any unfair labor practice charges;
(xii)adopted, amended, modified, or terminated any Employee Benefit Plan, or accelerated the payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Benefit Plan, or failed to make any required contribution to any Employee Benefit Plan, in each case, except as required under the terms of the Employee Benefit Plan or Applicable Law;
(xiii)granted any material increase in the compensation or benefits of any current or former director, officer, employee or independent contractor of the Company, in each case, other than in the Ordinary Course of Business, or extended any offers of employment to, or hired, any potential directors, officers, employees or independent contractors with annual salaries or fees in excess of $100,000, or terminated any such existing relationships;
(xiv)made any material change in accounting, cash management, sales incentive or tax reporting practices;
(xv)except as expressly contemplated herein or in the Related Documents, granted or issued or amended any notes, bonds or other debt securities or any Equity Securities or any securities convertible, exchangeable or exercisable into any Equity Securities;
(xvi)made capital expenditures or commitments therefor that aggregate in excess of $100,000, in each case, outside of the most recent budget approved by the Company and provided to the Purchaser;
(xvii)acquired any business, or business unit or assets of any Person;
(xviii)made any investment in any Person or taken steps to incorporate or form any Subsidiary;
(xix)amended its Organizational Documents;

(xx)settled or compromised any claim, suit, proceeding or investigation which required payment in excess of $50,000;
(xxi)prepared any Tax Return other than in accordance with past practice, changed or requested to change any annual Tax accounting period or any method of accounting for Tax purposes; failed to pay any Taxes (including estimated Taxes) required to be paid, requested any private letter ruling or similar ruling from any Governmental Authority; surrendered any right to claim a refund of Taxes or credit of Taxes, requested or consented to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment, incurred any liability for Taxes outside of the Ordinary Course of Business; made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, or settled any Tax claim or assessment relating to the Company;
(xxii)operated outside the Ordinary Course of Business in any material respect (including with respect to the preparation, calculation and determination of the amount of any Permitted Payment);
(xxiii)failed to use commercially reasonable efforts to (A) maintain its assets and properties and to preserve intact its current business organization, relationships with customers, employees, suppliers and others having business dealings with it and/or (B) preserve intact the goodwill and ongoing operations of the business;
(xxiv)incurred or suffer any Company Debt, except Payoff Debt incurred or suffered in the Ordinary Course of Business, the proceeds of which were not used in connection with the payment of any Permitted Leakage;
(xxv)change or modify in any material respect existing credit or collection policies, procedures or other practices with respect to receivables or payables; or
(xxvi)agreed, in writing or otherwise, to any of the foregoing.
(b)Since the date of the Latest Balance Sheet, there has been no event, change, development, or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
1.7Litigation. Except as set forth in Schedule 3.7, there is no, and since the Lookback Date there has not been any, Legal Proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company. The Company is not a party or subject to the provisions of any Order and, to the Knowledge of the Company, no such Order has been threatened. No officer or other or employee of the Company, nor, to the actual knowledge of the Company (with no due inquiry obligation), any customer, client, supplier or third-party service provider of the Business (in each case, in his, her or its capacity as such) is subject to any provisions of any Order that prohibits such officer or other employee, or such customer, client, supplier or third-party service provider from engaging in or continuing any conduct, activity or practice relating to or with the Business.
1.8Permits, Compliance with Law, Other Agreements, Etc.
(a)Except as set forth in Schedule 3.8(a), the Company and the Business have all material Permits, and other rights to allow them to lawfully conduct their businesses and are not in material breach or default, nor has the Company and/or the Business received any written notice of any claim of material breach or default, with respect to any such Permits, and neither this Agreement nor the Related Documents to which the Company is a party nor the transactions contemplated hereby or thereby will result in any such violation. Schedule 3.8(a) lists all such Permits. All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No member, equityholder, partner, director, officer, employee or former employee of the Company, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses in the operation of the business as now or previously conducted.
(b)The Business has at all times during the past three (3) years been conducted, and is currently being conducted, in compliance with all Applicable Laws in all material respects. Except as set forth in Schedule 3.8(b), neither the Company nor the Business has received any written notice, any other written communication or, to the Company’s knowledge, other communication in any form from any Governmental Authority, which states or alleges that the conduct or operation of their businesses, or any activity concerning such businesses, is in violation of any Applicable Law in any material respect.
(c)The Company’s applications for the PPP Loan and for forgiveness thereof, including all representations and/or certifications contained therein, including representations and certifications as to the Company’s need to obtain the PPP Loan, were true, correct and complete in all material respects and were otherwise completed in accordance in all material respects with the rules and regulations of the PPP Program. The Company was and is an “eligible recipient” under the CARES Act and the PPP Program. The Company used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and the PPP Program. Except for the PPP Loan, the Company has not applied for or accepted (i) any loan pursuant to the PPP Program, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any loan or funds from Applicable Law enacted by any Governmental Authority in response to the COVID-19 pandemic. The PPP Loan has been forgiven in full by the PPP Lender and the SBA such that there is no Company Debt outstanding and no other continuing Liability of any kind on the Company with respect thereto, and the Company has received written notice from the SBA, the lender under the PPP Loan or the U.S. Department of the Treasury of full, final, and satisfactory review and audit, if required, of the PPP Loan. The Company has provided true, correct and complete copies to the Purchaser of all documentation relating to the application for the PPP Loan (including the completed and duly executed Necessity Questionnaire (Form 3509), as applicable), the application for forgiveness thereof (including all supporting documentation submitted with such application), including such lender’s and/or the SBA’s determination regarding forgiveness.
1.9No Undisclosed Liabilities. Except as set forth on Schedule 3.9, the Company has no Liabilities, except (a) as and to the extent of the amounts reflected or reserved against on the Latest Balance Sheet or disclosed in the notes thereto, (b) Liabilities of the type reflected or reserved on the Latest Balance Sheet incurred in the Ordinary Course of Business since the date thereof, (c) arising under (i) contracts to which the Company is a party (excluding any obligations related to the breach or other violation thereof) or (ii) Employee Benefit Plans, or (d) Liabilities in excess of $50,000, individually.
1.10Tangible Assets; Sufficiency.
(a)The Company has good, valid and marketable title to or, with respect to the Real Property Leases, a valid leasehold interest in, all tangible assets used in connection with the conduct of the Business other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet. Except as set forth on Schedule 3.10, all such assets are free from any Encumbrances (other than Permitted Encumbrances), are free from any material defects and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used, other than such Encumbrances, defects and wear and tear which in the aggregate could not materially impair their use.
(b)The Company (i) owns (and has good and valid title to), or has the right use pursuant to a binding, valid and subsisting lease or license, all assets and properties used or held for use in and (ii) conducts all activities that are necessary to conduct, in each case of the foregoing clauses (i) and (ii), the Business in all material respects as presently conducted, and no other Person owns, leases or licenses any such assets or properties (other than such assets or properties that are licensed by such Person to the Company).
1.11Owned Real Property. Neither the Company nor the Business owns any real property.
1.12Real Property Leases.
(a)Schedule 3.12(a) sets forth a true, correct and complete list of all of the leases, licenses, subleases, sublicenses or similar agreements (written or oral) including all renewals, extensions, amendments, modifications, and guaranties thereto (collectively, the “Real Property Leases”) pursuant to which the Company and/or the Business is the lessee, lessor, sublessee, sublessor, licensee, licensor, sublicensee, sublicensor or guarantor and which relate to the use or occupancy of real property (collectively, the “Leased Real Property”), including, for each such location, the approximate rented square footage, base monthly rental amount, total current annual rental amount, security deposit (if any), and scheduled lease expiration date (if any). The Company has provided Purchaser with a true, complete and correct copy of the Real Property Leases.
(b)All landlord work required for the Company and/or the Business to occupy each such location has been completed and all applicable tenant improvement allowances, if any, have been disbursed. All rent, charges or other material payments due pursuant to each Real Property Lease have been timely paid. The Company or the Business is a tenant in possession under each Real Property Lease, open and doing business in each such location, and neither the Company nor the Business has assigned any Real Property Lease or sublet all or any portion of each such location under each Real Property Lease, and the only occupants in the Leased Real Property are the employees and agents of the Company and/or the Business, and no rights have been granted by the Company and/or the Business for any other persons to occupy the Leased Real Property or any portion thereof which right remains in effect. Neither the Company nor the Business has mortgaged or otherwise encumbered its interest in any Leased Real Property, except for Permitted Encumbrances. Except for the Real Property Leases, neither the Company nor the Business leases nor occupies any real property. Neither the Company nor the Business has any options or rights of first refusal to acquire any fee interest in real property. All tangible personal property (including all fixtures, structures, building systems and equipment) of the Company or the Business that is material to the operation or conduct of their business as presently conducted is located at the Leased Real Property, and is free of all Encumbrances. The Leased Real Property, including all buildings, fixtures and other improvements thereon, is fit and sufficient for the continued use and operation or conduct of the business of the Company and/or the Business as presently conducted.
(c)Neither the Company nor the Business has received any written or, to the Company’s knowledge, oral notice of a default under any of the Real Property Leases, including any Liability for past due rent (including real estate taxes and additional rent), with respect to the Company and/or the Business, and, to the Company’s knowledge, there exists no default and no default or event has occurred or condition exists which with notice or lapse of time would constitute a default or event of default under any such agreement, and all such agreements are in full force and effect, unamended by oral or written agreement. Neither the Company nor the Business has received any written or, to the Company’s knowledge, oral notice of any violation of law (including any Environmental Requirement) which remains outstanding or written or, to the Company’s knowledge, oral notice of any pending or threatened condemnation or eminent domain proceedings or change in the legally permitted use of the Leased Real Property. There are no unpaid landlord or tenant obligations or other amounts payable by the Company, or, to the knowledge of the Company, any other Person, to or on behalf of any brokers, agents or similar parties in connection with the current term of any Real Property Lease. All work required to be performed by the Company and/or the Business under any such Real Property Lease has been substantially completed and fully paid for. There are no existing agreements entered into by the Company and/or the Business in connection with the Leased Real Property that will require Purchaser to pay any commission, fee or other consideration on the extension or renewal of any such Real Property Lease. There is no construction or alterations of any form ongoing, or, to the knowledge of the Company, currently planned, for the Leased Real Property. There are no current disputes with the landlords of any such Real Property Lease, and no landlord under the Real Property Leases is an affiliate of the Company and/or the Business. No security deposit or portion thereof deposited with respect to the Real Property Leases has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.
(d)No material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty which has not been fully repaired. There are no pending, or to the knowledge of the Company, proposed or threatened condemnation or eminent domain actions affecting the Leased Real Property or any material portion thereof. To the knowledge of Company, each of the Real Property Leases is in full force and effect and enforceable against the parties thereto.
1.13Material Contracts.
(a)Schedule 3.13(a) sets forth a true, correct and complete list of the following Contracts to which the Company or the Business is a party or by which any assets, properties or rights of the Company and/or the Business are bound (other than Contracts related to Real Property Leases, with any of the employees listed on Schedule 3.16(e)(x), that are, or related to, Employee Benefit Plans, that are with Related Person(s) and/or Insurance Policies) (collectively, the Contracts to be listed, whether or not actually set forth on Schedule 3.13(a), the “Material Contracts”):
(i)each Contract that provides for indemnification by the Company and/or the Business, in each case, which was granted Outside of the Ordinary Course of Business;
(ii)each Contract that constitutes a Tax sharing agreement;
(iii)each Contract pursuant to which a partnership or joint venture was established;
(iv)each Contract which imposes a restriction on the geographies or businesses in which the Company or the Business may operate or otherwise limits the freedom of the Company or the Business to engage in any business activity whatsoever (other than any confidentiality, nondisclosure or non-solicit agreements or arrangements that are contained in standard terms and conditions provided by customers of the Company or in connection with a potential sale of the Company);

(v)each Contract containing or limiting the right of the Company and/or the Business pursuant to any “most favored nation”, “exclusivity” or similar provisions;
(vi)each Contract providing for capital expenditures by the Company and/or the Business, in each case, with an outstanding amount of unpaid obligations and commitments in excess of $100,000;
(vii)each Contract with respect to Company Debt;
(viii)each Contract that limits the Company’s and/or the Business’ rights to use or otherwise exploit, enforce or register Owned Intellectual Property, including all covenants not to sue and co-existence agreements;
(ix)each Contract relating to any claim, suit, proceeding or investigation involving the Company at any time in the past three (3) years pursuant to which the Company has any continuing payment obligations thereunder;
(x)each Contract pursuant to which the Company and/or the Business has material remaining indemnification obligations, “earn-out” or other contingent payment obligations;
(xi)each Contract relating to the acquisition or disposition of any capital stock or other equity interests or material business, operation, product line or other business organization (whether by merger, sale of stock, sale of assets or otherwise), in each case, entered into at any time during the past three (3) years;
(xii)each Contract with any Governmental Authority;
(xiii)each Contract with any customer or supplier to be set forth on Schedule 3.20 in accordance with the terms of Section 3.20;
(xiv)each Contract obligating the Company to share any income or profits or pay any referral fees, rebates or any similar fees and/or discounts;
(xv)each IP Agreement other than (A) any license for commercially available software or hardware or other commercially available technology with annual payment of less than $10,000 or (B) any Contract in which grants of rights to Intellectual Property are incidental to, and not the principle purpose of, such Contract and such incidental grant is in the Ordinary Course of the Business; or
(xvi)other than any Contract specified in clauses (i) through (xv) above, each Contract that involves payment by or to (or anticipated payment by or to) the Company or the Business, in each case, in excess of $100,000 over any twelve (12) month period.
(b)True, correct and complete copies of each Material Contract (together with all amendments and supplements thereto) have been made available to the Purchaser. Each Material Contract is in full force and effect, and is valid and binding upon the Company, and, to the knowledge of the Company, enforceable against the other parties thereto in accordance with their respective terms (except to the extent limited by the General Enforceability Exceptions). Except as set forth on Schedule 3.13(b), neither the Company nor the Business is in default, nor is there any basis for a valid claim of default, and no event has occurred or condition exists which, with notice or lapse of time, would constitute a default, under any Material Contract, and to the knowledge of the Company, no counterparty to any Material Contract is in default under any such Material Contract. Neither the Company nor the Business has received written notice, or, to the Company’s knowledge, notice in any other form, of the intention of any party to cancel, terminate or otherwise modify any material terms of any Material Contract or to materially reduce the amount or frequency of any goods or services to be provided by or to the Company and/or the Business, as applicable, to or by any third party pursuant to any Material Contract.
1.14Taxes.
(a)Except as set forth on Schedule 3.14, all material Tax Returns that are required to be filed pursuant to Applicable Laws by the Company have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been or will be paid prior to the Closing Date. No material written claim has ever been made by a Governmental Authority in any jurisdiction where the Company and/or the Business does not file a particular Tax Return or pay a particular type of Tax that the Company and/or the Business is or may be required to file such Tax Return or pay such Tax in such jurisdiction. The Company is not currently the beneficiary of any extension of time to file a Tax Return (except for statutory extensions received in the Ordinary Course of Business). There are no Encumbrances for Taxes (other than statutory encumbrances for Taxes not yet due and payable for which adequate provision is made in the Latest Balance Sheet) upon any of the assets of the Company.
(b)Each of the Company and the Business has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, personnel, member, or other third party.
(c)There is no dispute, claim or issue currently pending concerning any Tax Liability or Tax Return of the Company or the Business (i) that has been claimed or raised in writing by any Governmental Authority or (ii) as to which the Company has knowledge. There are no asserted or, to the knowledge of the Company, threatened, actions, suits, proceedings, audits, investigations, enquiries, reassessments, or claims against the Company and/or in the Business concerning any Tax Liability.
(d)The Company has delivered to the Purchaser true, correct and complete copies of all Tax Returns set forth on Schedule 3.14, and all examination reports and statements of deficiencies assessed against or agreed to by the Company and/or the Business, in each case, filed or received since the Lookback Date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)The Company has no application pending with the IRS or any other Tax authority requesting permission for any change in accounting method. The Company has not disclosed on the applicable federal income Tax Returns any positions that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. The Company has not participated in a “reportable transaction” as described in Treasury Regulations §1.6011-4(b). The Company is currently not a party to any Tax allocation or Tax sharing or Tax indemnity agreement or any similar arrangement for the sharing of Tax liabilities or benefits (except for commercial contracts entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes) and the Company has no obligation to make a payment under any such agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), in each case as a transferee or successor, by contract (except for commercial contracts entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes).
(f)The unpaid Taxes of the Company (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.
(g)The Company: (i) has not participated in an international boycott as defined in Code § 999; and (ii) has no permanent establishment or office or fixed place of business outside the United States.
(h)None of the assets of the Company are: (i) tax exempt use property under Code § 168(h); (ii) tax-exempt bond financed property under Code § 168(g); (iii) limited use property under Revenue Procedure 76-30; or (iv) treated as owned by any other Person under Code § 168.
(i)There are no powers of attorney currently outstanding with respect to Tax matters relating to the Company that will remain in effect following Closing.
(j)Neither the Purchaser not any of its Affiliates (including after the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date; (ii) any agreement entered into with any Tax authority, including a “closing agreement” as defined in Section 7121 of the Code (or similar provisions of state, local or non-U.S. Applicable Law), entered into prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.
(k)The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act or (iv) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(l)The Company has not agreed, and is not required, to make any adjustments or changes either on, before or after the Closing, to its accounting methods pursuant to Code § 481 (or similar provisions of state, local or non-U.S. Applicable Law), and neither the IRS nor any other taxing authority has proposed any such adjustments or changes in the accounting methods of the Company.
(m)The Company has not requested or received any rulings or entered into any agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax Liability of the Company, and no such request is outstanding.
(n)The Company properly collected and remitted all sales and similar Taxes with respect to sales made to customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all material amounts of sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.
(o)Since the Lookback Date, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(p)The Company has (i) complied with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or non-U.S. Applicable Law), and (ii) prepared and maintained adequate documentation in respect of transactions with related parties governed by Section 482 of the Code and the Treasury Regulations thereunder (and all comparable provisions of state, local or non-U.S. Applicable Law).
(q)The Company is not, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code
(r)For all U.S. federal and applicable state and local Tax purposes, (i) the Seller has been a validly electing S corporation at all times from January 1, 1987 up to and including the Closing Date, and (ii) the Company has been (A) a validly electing S corporation at all times during its existence up to and including the date of the F-Reorganization and (B) disregarded as separate from its owner, the Seller, from and after the Conversion until the Closing Date. No Governmental Authority has challenged or threatened to challenge the status of either the Seller or the Company as an S corporation, and the Company is not and has not been liable for any Tax under Sections 1374 or 1375 of the Code, or any analogous provision of state or local Law. The Company has not, at any time since its formation, acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
1.15Intellectual Property; Information Technology; Data Security.
(a)Schedule 3.15(a) sets forth a complete and accurate list of all Owned Intellectual Property (in each case, as applicable, registration and application dates and numbers, jurisdiction of filing or issuance, and the applicant or registered owner) including: (i) all applications and registrations of the Owned Intellectual Property; (ii) all trade names and material unregistered trademarks or service marks owned or purported to be owned by the Company; (iii) social media accounts; (iv) domain name registrations; and (v) other Intellectual Property material to the Business. All of the Owned Intellectual Property registered with a Governmental Authority is subsisting, unexpired, valid and enforceable, and all applications to register for the Owned Intellectual Property are subsisting and unexpired and, to the Company's knowledge, valid and enforceable. The maintenance fees and other filings necessary to maintain the applications and registrations for Owned Intellectual Property through the Closing Date have been paid or filed. No (1) government or other public funding, or (2) facilities of a university, college, education facility or research center was used in the development of any Owned Intellectual Property. The Company owns and possesses all right, title and interest in and to, free from any Encumbrances (other than Permitted Encumbrances) all Owned Intellectual Property and IT Systems owned or purported to be owned by the Company and has a valid and enforceable license to use all other Intellectual Property (including Intellectual Property pursuant to the IP Agreements) and IT Systems used in the Business, as currently conducted and proposed to be conducted. Immediately following the Closing, the Company shall continue to own all Owned Intellectual Property and IT Systems owned or purported to be owned by the Company and have valid and enforceable licenses to use all other Intellectual Property (including Intellectual Property pursuant to the IP Agreements) and IT Systems to the same extent as prior to the Closing, and the consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of the Company’s rights in any Owned Intellectual Property, Intellectual Property (including Intellectual Property pursuant to the IP Agreements) or IT Systems.
(b)No Owned Intellectual Property, Company, or the Business as currently conducted or proposed to be conducted infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person, and there is no claim, lawsuit, or other notice pending, asserted, or, to the knowledge of the Company, threatened, against the Company related to any of the foregoing. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Owned Intellectual Property, and there is no claim, lawsuit, or other notice pending, asserted, or threatened in writing, or, to the knowledge of the Company, orally, against the Company related to any of the foregoing.
(c)The Company is in compliance in all material respects with all IP Agreements, and to the knowledge of the Company, no Person that is a party to any such IP Agreement is in violation or default thereof. The IP Agreements are in full force and effect and, to the knowledge of the Company, are subsisting, valid and enforceable in accordance with their terms and the Applicable Laws (except to the extent limited by the General Enforceability Exceptions). There are no pending or threatened claims with respect to any such IP Agreement.
(d)The Company has maintained commercially reasonable practices to protect the confidentiality of the confidential Owned Intellectual Property and other confidential information used or held for use in the Business.
(e)The IT Systems are sufficient for the Business as currently conducted and perform in accordance with their specifications and documentation. The IT Systems are free from material bugs or other defects and have not experienced any interruption, failures, or other adverse events. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity policies and procedures and technology. Copies of any such written policies and procedures have been made available to the Purchaser. The Company uses commercially reasonable efforts to protect, maintain and preserve the confidentiality, integrity, operation, and internal and external security of the IT Systems, and all confidential data, information and transactions stored or contained therein or transmitted thereby. There has been no material security breach, or unauthorized use, access, or intrusion of, any IT Systems. The Company employs reasonable measures designed to ensure that the IT Systems contain no time bomb, Trojan horse, back door, worm, virus, malware, spyware, or other malicious computer code.
(f)None of the Company or the Business collects or uses any “Personally Identifiable Information” (as such term is used in any Data Security Requirements) in violation of any Data Security Requirements. Neither of the Company nor the Business has received any claim, threat, or other notice from any Governmental Authority or any other Person in writing or, to the knowledge of the Company, orally, in each case, alleging any violation by the Company and/or the Business of any Data Security Requirement or any agreement to which the Company and/or the Business is a party concerning the privacy, security, or unauthorized disclosure of Personally Identifiable Information or other confidential data of any Person. The Company is in material compliance with all Data Security Requirements. There are no past or current: (i) loss, theft, or data or security breach relating to any confidential information in the possession, custody, or control of the Company and/or the Business, or (ii) illegal or unauthorized use, including unauthorized disclosure of, or access to, any confidential information in the possession, custody, or control of the Company and/or the Business. The Company has established and maintain and implement privacy, security, data breach, and data breach notification policies as required by the Data Security Requirements. The Company has made available to the Purchaser all of the Company’s written data privacy, protection, security, continuity, retention, destruction, incident response, data breach, breach notification or data transfer or processing policies.
(g)The Company is in material compliance with all Applicable Laws concerning marketing and advertising, and has not engaged in false advertising, or materially violated any Person’s right of publicity or likeness.
(h)Schedule 3.15(h) sets forth a complete and accurate list of the Owned Software. No third party owns any right, title, or interest in any Owned Software. None of the Owned Software contains, or was distributed, integrated, or bundled with Software owned by any other third party or licensed pursuant to an Open Source Software license that would (i) require or condition the use or distribution of such Open Source Software on the disclosure, licensing, or distribution of any Owned Software source code to other Person, (ii) impose an obligation on the Company to distribute any Owned Software on a royalty-free basis, or (iii) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distribution of any Owned Software. The Company has not been subject to an audit of any kind in connection with any license or other agreement pursuant to which the Company holds rights to any third-party technology or third-party Software, nor has the Company or the Business received any written notice of intent to conduct any such audit.
(i)All Owned Software and, to the knowledge of the Company, Software-enabled products and services of the Company and the Business operate and perform in substantial conformance with the applicable documentation and any contracts related thereto. Neither the Company nor the Business has disclosed or delivered to any escrow agent or any other Person any of the source code for any Owned Software, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the knowledge of the Company, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time or both) shall, or could reasonably be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the Closing Date, a current employee of the Company (i) who signed a written agreement with confidentiality and non-disclosure covenants with respect to such source code and (ii) whose access to such source code is necessary for performing services to the Company.
1.16Employees; Independent Contractors; Employee Benefit Plans.
(a)Neither the Company nor the Business is a party to, bound by, negotiating or obligated to negotiate any collective bargaining agreement or other similar agreement with any labor union or similar labor organization, and there are and since the Lookback Date have been no labor unions or other organizations representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employees employed by the Company and/or the Business. Since the Lookback Date, there has not occurred or been threatened in writing or, to the Company’s knowledge, orally, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity with respect to any employee of the Company and, to the knowledge of the Company, no event has occurred and no circumstance exists that may provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity. Since the Lookback Date there have been no, and there is not currently pending, or threatened in writing or, to the Company’s knowledge, orally, any union organization activities with respect to any employees of the Company. There are, and since the Lookback Date have been, no pending, or to the knowledge of the Company, threats to file any unfair labor practice charges or complaints against the Company before the National Labor Relations Board.

(b)The Company and the Business are in compliance, and since the Lookback Date have been in compliance, in all material respects, with all Applicable Laws pertaining to the employment or termination of employment of their employees, applicants for employment and the retention or termination of non-employee service providers, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, COVID-19, human rights, accessibility, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, workers’ compensation, plant closing and other similar employment activities. Each employee of the Company that is classified as exempt from the overtime provisions of applicable wage and hour laws since the Lookback Date was properly classified as such. The Company has paid all, and is not delinquent in paying in any material respect, or has properly accrued on the books and records of the Company, any payments due and owing or payable to or on behalf of any of its current or former employees or independent contractor for any wages, salaries, commissions, bonuses, prevailing wages, wage premiums, fringe benefit contributions, overtime, accrued but unused vacation or other paid time off, fees or other compensation for any services performed for the Company or under Applicable Law, Contract or Company practice or policy. The Company has not engaged in or implemented any location closing or employee layoff activities since the Lookback Date, in each case, that gave rise to any notice, payment or other obligation under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and no such activities have been announced or are currently planned or contemplated. Neither the Company nor the Business is a party to any written or, to the Company’s knowledge, oral, contract or agreement which materially restricts the Company or the Business, in each case, from relocating or closing any of their facilities or any portion thereof. There is no officer, executive, employee, or independent contractor or consultant of the Company who has or have indicated an intention to terminate or materially alter his, her or its employment with the Company, and, to the knowledge of the Company, no such Person has any plans to terminate employment or engagement (as the case may be) with the Company.
(c)Each employee working for the Company in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has a correct and complete Form I-9 (Employment Eligibility Verification) for each employee pursuant to the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder, and each such Form I-9 has since been updated as required by Applicable Laws and is correct and complete on the date hereof.
(d)Except as set forth in Schedule 3.16(d), there are, and have since the Lookback Date been, no Legal Proceedings against the Company pending, or threatened in writing or, to the Company’s knowledge, orally, to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of, applicant for employment by or consultant or contractor to, the Company, including any claim relating to unfair labor practices, wage and hours laws, classification issues, employment discrimination, COVID-19, harassment, retaliation, equal pay or any other employment related matter arising under Applicable Laws. No written or, to the Company’s knowledge, oral notice has been received by the Company and/or the Business, in each case, of the intent of any federal, state, local or foreign agency responsible for the enforcement of Applicable Laws related to labor or employment to conduct an investigation of the Company and/or the Business with respect to their employees, consultants or contractors, and, to the Company’s knowledge, no such investigation is in progress. The Company and the Business has promptly, thoroughly, and impartially investigated all sexual harassment allegations of, or against, any employee, where such allegations have been disclosed to an officer, executive or manager employed by the Company and/or the Business, has taken appropriate corrective action to address any wrongful conduct, and does not reasonably expect to incur any Liability with respect to such allegations. Except as set forth on Schedule 3.16(d), no officer, executive, Seller Owner, Related Person of the Seller or a Seller Owner or manager employed by the Company has been accused of sexual or other unlawful harassment.
(e)Schedule 3.16(e)(x) sets forth a true, correct and complete list of all of the employees (including any employee on leave or layoff status) of the Company as of the date hereof and each such employee’s (i) name, (ii) title or position, (iii) current base compensation or hourly wage rate, (iv) total amount of bonuses, commissions or similar remuneration paid during 2022, and year-to-date 2023 through March 31, 2023, (v) whether such individual is classified as exempt or nonexempt under applicable wage and hour laws, and (vi) primary work location. Schedule 3.16(e)(y) also identifies each individual service provider that has performed services for the Company as an independent contractor or consultant since January 1, 2022, together with the period during which such services were performed, the nature of such services, and the consulting fees paid each of 2022, and year-to-date 2023. Each independent contractor or consultant of the Company is, and at all times since the Lookback Date has been, properly classified and characterized as an independent contractor or consultant based on the applicable standards under Applicable Law. Any Person providing services to the Company who has not been classified as an employee is not eligible to participate in any Employee Benefit Plan and is not entitled to receive any benefits or remuneration under or pursuant to any such Employee Benefit Plan in respect of such non-employee service. Except as set forth on Schedule 3.16(e)(z), (i) the employment of each employee of the Company is terminable at will by the Company, (ii) there are no outstanding agreements with any current or former employee or independent contractor of the Company that obligates the Company to pay severance, or other compensation and/or incur any other Liability, in each case, upon termination of employment, and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the Company to have any Liability for any severance, bonus or other amount to any current or former employee or independent contractor of the Company.
(f)To the knowledge of the Company, except as set forth in Schedule 3.16(f), no officer, executive, employee, or independent contractor or consultant of the Company is party to or bound by any employment, confidentiality, non-disclosure, proprietary rights, non-solicitation, non-competition or other Contract or obligation that restricts such Person in the performance of his or her employment or service duties, or the Company in the conduct of its business, and the Company has not received any notice of such an obligation.
(g)Schedule 3.16(g) lists each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to the Purchaser true and complete copies of: (i) the current plan document (including all amendments and modifications to any such document), if written, or a written summary of all material plan terms of such Employee Benefit Plan, if not written, and (ii) to the extent applicable to such Employee Benefit Plan: (A) all trust agreements, insurance contracts or other funding arrangements; (B) custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (C) in the case of any Employee Benefit Plan for which a Form 5500 must be filed and for which the Company filed a Form 5500, a copy of the three most recent Forms 5500, with all corresponding schedules and financial statements attached; (D) the most recent IRS determination or opinion letter; (E) actuarial valuations and reports related to any Employee Benefit Plan with respect to the two (2) most recently completed plan years; (F) the most recent nondiscrimination tests performed under the Code; (G) all current employee handbooks or manuals, all current summary plan descriptions and summaries of material modifications, summaries of benefits and coverage, COBRA communications and any other written communications relating to any Employee Benefit Plan; (H) all communications received from or sent to the IRS, the Department of Labor (including a written description of any oral communication), Pension Benefit Guaranty Corporation, Employee Benefit Security Administration, or any other Governmental Authority within the past three (3) years; and (I) any filings under amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Compliance Program, or Delinquent Filer Voluntary Correction Program.
(h)Each Employee Benefit Plan has been operated and administered in material compliance with its terms and has been established, operated and administered in material compliance with all Applicable Laws, including ERISA and the Code. All contributions and premiums required to have been paid by the Company and/or the Business, in each case, to or with respect to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law for all periods prior to the date hereof and the Closing Date have been or will be, as the case may be, paid within the time prescribed by any such Employee Benefit Plan, arrangement or Applicable Law or properly accrued. There is no action, claim, complaint, investigation, petition, suit, or other proceeding in law or in equity pending or threatened in writing or, to the Company’s knowledge, orally, against any Employee Benefit Plan, the assets of any Employee Benefit Plan, or the Company or the Business (other than routine claims for benefits) and no facts or circumstances exist that reasonably could give rise to any such action, claim, complaint, investigation, petition, suit, or other proceeding.
(i)Each Employee Benefit Plan intended to be qualified under Code §401(a), and the trust forming a part thereof, is so qualified and has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Code §501(a) and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Employee Benefit Plan into conformity with applicable provisions of all Applicable Laws, including ERISA and the Code, have been made or taken. Each Employee Benefit Plan that provides for deferred compensation within the meaning of Code §409A complies with Code §409A in form and operation, such that no participant will be subject to tax under Code §409A. Neither the Company nor the Business or any current or former employee or independent contractor of the Company and/or the Business, in each case, has incurred any material Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A, and no condition exists that would reasonably be expected to subject such person to any material Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A. No employee or independent contractor has an entitlement to indemnification with respect to Code §409A.
(j)No Employee Benefit Plan is, and neither the Company, the Business nor any ERISA Affiliates has ever sponsored, contributed to or been obligated to contribute to, (i) a “plan maintained by more than one employer” within the meaning of Section 413(c) of the Code, (ii) a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, (iii) a plan subject to Code §412 or §302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA. Neither the Company, the Business nor any ERISA Affiliate has incurred any Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company and/or the Business could be liable, and no condition exists that could subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, Encumbrance, or other Liability imposed by ERISA, the Code or other Applicable Law. No asset of the Company is subject to any Encumbrance under ERISA or the Code. There has been no prohibited transaction described in §406 of ERISA or Code §4975 for which an exemption is not available with respect to any Employee Benefit Plan. Neither the Company, the Business, nor to the knowledge of the Company, any other fiduciary, as described in ERISA §3(21), of any Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.
(k)No current or former employee, officer, director or independent contractor of the Company and/or the Business is or will become entitled to death or post-employment death or medical benefits by reason of service to the Company and/or the Business, other than coverage mandated by Code §4980B or other Applicable Law. Neither the Company nor the Business has ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(l)Each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Healthcare and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”). Except as set forth on Schedule 3.16(l), no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, the Business, an ERISA Affiliate, or an Employee Benefit Plan to penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws, or that could reasonably be expected to subject the Purchaser or any of its Affiliates to penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
(m)The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or independent contractor of the Company or the Business to severance pay, unemployment compensation, separation pay, retention pay, “change-in-control” payment, “change-of-control” payment, or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual or require any contributions or payments to fund any obligations under any Employee Benefit Plan, or (iii) result in any prohibited transaction described in §406 of ERISA or Code §4975 for which an exemption is not available.
(n)The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that has resulted or could result in the payment of any “excess parachute payment” as defined in Code §280G.
(o)The Company has not stated any intention nor have any legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan, except as may be required by Applicable Law.
(p)There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Benefit Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company, the Business, or an ERISA Affiliate.
1.17Environment, Health and Safety.
(a)The Company and the Business are in compliance with, and since January 1, 2017 have complied with, all Environmental Requirements in all material respects.
(b)The Company and the Business have obtained, and have complied and are in compliance with in all material respects, all Permits that are required pursuant to

Environmental Requirements for the occupation of the premises listed in Schedule 3.12 and the operation or use of the Business.
(c)Except as set forth on Schedule 3.17(c): (i) the Company and the Business have not received any written (or, to the Company’s knowledge, oral) notice, report or other information or request for information regarding any pending, actual or alleged violation of any Environmental Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under any Environmental Requirements relating to it, its operations or former Business premises; (ii) neither the Company nor the Business is aware of any condition existing at any current or former Business premises which could reasonably be anticipated to constitute or result in a violation of or Liability under any Environmental Requirements; and (iii) the Company and the Business have not received written or, to the Company’s knowledge, oral notice that any Leased Real Property (or any other real property previously owned, leased or operated by the Company, including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Substances or solid waste which would reasonably be expected to result in a claim against the Company, or a violation of or Liability under Environmental Requirements or term of any environmental Permit by the Company.
(d)Except with respect to those matters set forth on Schedule 3.17(d), (i) the Company and the Business, and to the Company’s knowledge, the respective predecessors of the Company and the Business, have not used any current or former Leased Real Property (or any other real property previously owned, leased or operated by the Company and/or the Business, including soils, groundwater, surface water, buildings and other structures located on any such real property), or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in material compliance with Environmental Requirements, and, to the Company’s knowledge, no site where the Company and/or the Business have disposed of or arranged for the disposal of Hazardous Substances is subject to investigation or action under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state requirements or other Environmental Requirements; (ii) to the Company’s knowledge, no part of any current or former property or other assets contain a Hazardous Substance (x) other than in material compliance with Environmental Requirements or (y) which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Authority; (iii) neither the Company nor the Business has Released, and to the Company’s knowledge there has been no Release of, Hazardous Substances at, on, to or from any current or former owned or operated property, or current or former Leased Real Property, which could reasonably be expected to result in a violation of, or claim of Liability under, any Environmental Requirements or constitute or result in a claim of liability under Environmental Requirements against the Company and/or the Business or require the Company and/or the Business to perform any remedial action pursuant to any Environmental Requirements; and (iv) to the Company’s knowledge, there has been no Release of Hazardous Substances at any other property which could reasonably constitute or result in a claim of liability under any Environmental Requirements against the Company and/or the Business.
(e)The Company has provided to the Purchaser true, complete and correct copies of all material environmental audits, reports, studies, records, sampling data, site assessments and any other material environmental documents, if any, in their possession relating to (i) the Company and/or the Business, its past or present operations, properties or facilities, including the Leased Real Property, (ii) the compliance by the Company and the Business with any Environmental Requirements, or (iii) any potential or actual material liability of the Company and/or the Business, in each case, with respect to any Leased Real Property.

1.18Transactions With Related Persons. Except as set forth on Schedule 3.18 and except for this Agreement and the Related Documents, the Company is not a party to any Contract with any Related Person of the Company, the Seller, any Seller Owner or any Related Person of an Affiliate of the Company, the Seller or any Seller Owner (collectively, the “Related Person Contracts”). True, correct and complete copies of each Related Person Contract (together with all amendments and supplements thereto) have been made available to the Purchaser. Neither the Seller, any Seller Owner nor any of his, her or its respective Related Persons (or any of its Affiliates’ Related Persons) (a) has any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, or (b) is the record or beneficial owner of any equity, financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any of their respective lines of businesses.
1.19Absence of Certain Business Practices. Since January 1, 2017, (a) neither the Company nor any of its Affiliates or their respective partners, managers, directors, officers, or employees or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or the Business has violated any provision of any Anti-Corruption Law, (b) the Company has maintained books, records, and accounts that accurately and fairly reflect transactions and the distribution of the assets of the Business and have maintained a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with applicable Anti-Corruption Laws, (c) the Company has maintained effective disclosure controls and procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred and (d) neither the Company nor any of its Affiliates or their respective partners, managers, directors, officers, and employees or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or the Business has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, client, supplier, Governmental Authority, governmental employee or other Person with whom the Company has done business, directly or indirectly, in violation of any Law or (ii) given or agreed to give any gift or similar benefit to any customer, client, supplier, Governmental Authority, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) directly or indirectly, in violation of any Law, which may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or other Legal Proceeding.
1.20Trade Relations. Set forth on Schedule 3.20 is a true and correct list of the Company’s (a) ten (10) largest suppliers, and (b) ten (10) largest customers, in terms of sales during the twelve (12)-month period ended December 31, 2022 and the three (3)-month period ended March 31, 2023. Except as set forth on Schedule 3.20, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse and material modification or change in, the business relationship of the Company or its business with any such supplier or customer or any group of (i) such suppliers who are material to the business of the Company, or (ii) such customers who are material to the business of the Company, and there exists no present condition or state of facts or circumstances that would materially adversely affect the Company or prevent the Company from conducting the Business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which the Business is currently conducted.
1.21Certain Fees. Except as set forth on Schedule 3.21, no fees or commissions will be payable by the Seller, any Seller Owner, the Company or any of their respective Affiliates or Related Persons to any broker, financial advisor, finder, investment banker or bank with respect to the transactions contemplated by this Agreement and the Related Documents. Neither the Purchaser nor any of its Subsidiaries or Affiliates shall have any obligation with respect to any such fees or with respect to any claims made by or on behalf of any Person for any such fees that may be due in connection with the transactions contemplated by this Agreement and the Related Documents.
1.22Insurance. Schedule 3.22 contains a description (including the name of the insurer, the policy number, and the period, amount and scope of coverage) of each insurance policy maintained by the Company with respect to its properties, assets and businesses (collectively, the “Insurance Policies”). Each Insurance Policy is (a) legal, valid, binding, enforceable (except to the extent limited by the General Enforceability Exceptions) and is in full force and effect as of the Closing and (b) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. The Company is not in material default with respect to its obligations under any Insurance Policy maintained by it, and the Company has not been denied insurance coverage. No claim submitted by the Company or the Business, as the case may be, has been denied and no reservation of rights letters with regards to such claims have been received by the Company or the Business, in each case, since the Lookback Date. The Company has no self-insurance or co-insurance programs. Except as noted on Schedule 3.22, there is no pending claim with respect to any Insurance Policy.
1.23Indebtedness; Transaction Expenses. Schedule 3.23 contains a true, accurate and complete list of all Pre-Closing Reorganization Expenses, including whether such expenses have been paid prior to the Closing. As of immediately following the Closing, the Company has no outstanding Liabilities in respect of any Company Debt, Company Expenses, Leakage, Payoff Debt or the Stock Redemption Earnout.
1.24NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, IN THE RELATED DOCUMENTS AND/OR ANY CERTIFICATE DELIVERED AT OR IN CONNECTION WITH THE CLOSING BY THE SELLER AND/OR ANY SELLER OWNER, (A) NONE OF THE COMPANY, THE SELLER, ANY SELLER OWNER OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ANY OF ITS BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS AND (B) EXCEPT FOR FRAUD, THE PURCHASER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, IN EACH CASE, RELATING TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY. WITHOUT LIMITING THE FOREGOING, NONE OF THE COMPANY, THE SELLER, ANY SELLER OWNER OR ANY OTHER PERSON IS MAKING ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLER AND THE SELLER OWNERS
The Seller, and the Seller Owners, hereby, jointly and severally, represent and warrant to the Purchaser as of the date hereof as follows:
1.1Existence; Authorization and Enforceability; Non-Contravention.
(a)The Seller and each Seller Owner, to the extent not a natural person, is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b)The Seller, each Seller Owner and their respective Affiliates or Related Persons, has the full right, power and authority to execute and deliver and has taken all action necessary to permit it to execute and deliver this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto and to carry out the terms hereof and thereof. This Agreement, the Related Documents to which the Seller, any Seller Owner and/or their respective Affiliates or Related Persons is a party and each such other document and instrument to which the Seller, any Seller Owner and/or their respective Affiliates or Related Persons is a party, when duly executed and delivered by such Person, as the case may be, will constitute a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except to the extent limited by the General Enforceability Exceptions.
(c)The execution and delivery by the Seller, each Seller Owner and their respective Affiliates and Related Persons of this Agreement and each Related Document to which the Seller, any Seller Owner and/or their respective Affiliates or Related Persons is a party, and the performance of the Seller’s, any Seller Owner’s and/or their respective Affiliates’ or Related Persons’ obligations hereunder and thereunder and the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Seller, any Seller Owner and any of their respective Affiliates or Related Persons will (i) not violate any provision of the Organizational Documents of the Seller or any Seller Owner (if such Seller Owner is not a natural person), or any Applicable Law, regulation, Order, judgment or decree, or (ii) result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Seller, any Seller Owner or any of their respective Affiliates or Related Persons is a party or by which the Seller, any Seller Owner, or any of their respective Affiliates or Related Persons or their respective assets are bound or result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the assets of the Seller, any Seller Owner or any of their respective Affiliates or Related Persons, or give to others any interests or rights therein.
(d)Except as set forth on Schedule 4.1(d), no consent of or filing with any Governmental Authority or third Person is required to be obtained or filed by the Seller, any Seller Owner or any of their respective Affiliates or Related Persons in connection with the execution and delivery of this Agreement or the Related Documents by the Seller, any Seller Owner and/or any of their respective Affiliates or Related Persons, or the performance of the Seller’s, any Seller Owner’s and/or any of their respective Affiliates’ or Related Persons’ obligations hereunder or thereunder or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, except solely by reason of the identity of the Purchaser.

1.2Title to Interests. (a) Prior to the Reorganization Contribution, the Entity Seller Owners directly owned, beneficially and of record, and had good and valid title to, the Company Securities set forth on Schedule 3.4, (b) immediately following the Reorganization Contribution, (i) the Entity Seller Owners directly owned, beneficially and of record, and had good and valid title to, one-hundred percent (100%) of the issued and outstanding Equity Securities of the Seller, and (ii) the Seller directly owned, beneficially and of record, and had good and valid title to, the Company Securities set forth on Schedule 3.4, and (c) following the Pre-Closing Reorganization and as of immediately prior to the Closing, (i) the Entity Seller Owners directly own, beneficially and of record, and have good and valid title to, one-hundred percent (100%) of the issued and outstanding Equity Securities of the Seller, and (ii) the Seller directly owns, beneficially and of record, and has good and valid title to, the Company Securities set forth on Schedule I hereto, in each case of the foregoing clauses (a) through (c), free and clear of any Encumbrances (other than Encumbrances under the Company’s Organizational Documents and/or Applicable Law related to securities) of any kind whatsoever. There are no agreements of any kind or nature with respect to the Company Securities which affect the rights of the Purchaser hereunder or cause any third party to enjoin or other prohibit the transactions contemplated by this Agreement or any Related Document. Prior to the Reorganization Contribution and following the Pre-Closing Reorganization and as of the date hereof, the Persons set forth on Schedule 4.2 were and are the trustees and beneficiaries of the Entity Owner Seller set forth above his or her name on Schedule 4.2. Except as set forth on Schedule 4.2, neither the Seller, any Seller Owner nor any of their respective Affiliates or Related Persons is party to or bound by any contract in relation to the Company Securities, except for the Organizational Documents. Neither the Seller, any Seller Owner, nor any of their respective Affiliates or Related Persons, (x) owns any Equity Securities issued by, or other obligations of, the Company, except for the Company Securities set forth on Section 4.2 hereto and/or (y) is the subject of any bankruptcy, reorganization or similar Legal Proceedings. The Seller, each Seller Owner and each of their respective Affiliates and Related Persons hereby expressly consents and agrees to the calculation, valuation and allocation of the Company Securities and the amount of the Closing Consideration as set forth in this Agreement.
1.3Litigation. There is no Legal Proceeding pending or, to the actual knowledge of the Seller. any Seller Owner or any of their respective Affiliates or Related Persons (with no due inquiry obligation), currently threatened against the Seller, any Seller Owner or any of their respective Affiliates or Related Persons that questions the validity of this Agreement, the Related Documents, the transactions contemplated hereby or thereby, the right of the Seller, any Seller Owner or any of their respective Affiliates or Related Persons to enter into this Agreement or any Related Document, or would reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the ability of the Seller, any Seller Owner or any of their respective Affiliates or Related Persons to timely perform his, her or its obligations under this Agreement or the Related Documents, including the consummation of the transactions contemplated hereby, nor is the Seller or any Seller Owner aware of any basis for any of the foregoing. Neither the Seller, any Seller Owner nor any of their respective Affiliates or Related Persons is not a party or subject to the provisions of any Order that would or would reasonably be expected to result, either individually or in the aggregate, in (x) a material adverse effect on the Seller’s, any Seller Owner’s or any of their respective Affiliates’ or Related Persons’ ability to perform his, her or its obligations under this Agreement or the Related Documents or (y) a change in the direct or indirect equity ownership of the Seller, any Seller Owner or any of their respective Affiliates or Related Persons in the Company.
1.4Certain Fees. No fees or commissions will be payable by the Seller, any Seller Owner or any of their respective Affiliates or Related Persons to any broker, financial advisor, finder, investment banker or bank with respect to the transactions contemplated by this Agreement and the Related Agreements.

1.5NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, IN THE RELATED DOCUMENTS AND/OR ANY CERTIFICATE DELIVERED AT OR IN CONNECTION WITH THE CLOSING BY THE SELLER AND/OR ANY SELLER OWNER, NEITHER THE SELLER, THE SELLER OWNERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER OR SELLER OWNER OR THE COMPANY SECURITIES.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
REGARDING THE PURCHASER
The Purchaser hereby represents and warrants to the Seller and the Seller Owners as of the date hereof as follows:
1.1Existence. The Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
1.2Authorization and Enforceability. The Purchaser has taken all action necessary to permit it to execute and deliver this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto and to carry out the terms hereof and thereof. This Agreement and each such other applicable document and instrument, when duly executed and delivered by the Purchaser will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent limited by the General Enforceability Exceptions.
1.3Government Approvals. The Purchaser is not required to obtain any Order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Authority or other Person, in each case, in connection with the execution and delivery of this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made either prior to the Closing Date or on or after the Closing Date in accordance with Applicable Law.
1.4Adequacy of Funds. At the Closing, Purchaser will have the financial capability and adequate unrestricted cash on hand (including through one or more existing lines of credit or other credit facilities) necessary and sufficient to consummate the transactions contemplated by this Agreement on the date hereof and to satisfy Purchaser’s other monetary obligations in connection with the Closing as contemplated by this Agreement and the Related Documents to which Purchaser is a party (or will be a party at Closing).
1.5Litigation. There is no Legal Proceeding pending or, to the actual knowledge of the Purchaser, currently threatened against the Purchaser that questions the validity of this Agreement, the Related Documents, the transactions contemplated hereby or thereby or the right of the Purchaser to enter into this Agreement or any Related Document or would reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement or the Related Documents, including the consummation of the transactions contemplated hereby, nor is the Purchaser aware of any basis for any of the foregoing.

1.6Certain Fees. No fees or commissions will be payable by the Purchaser to any broker, financial advisor, finder, investment banker or bank with respect to the transactions contemplated by this Agreement and the Related Agreements.
1.7Independent Investigation. The Purchaser has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company, the Seller and the Seller Owners expressly and specifically set forth in Article III and Article IV, respectively, the Related Documents and/or any certificate delivered at or in connection with the Closing by the Seller and/or any Seller Owner, including the Disclosure Schedules relating thereto.
1.8NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, IN THE RELATED DOCUMENTS AND/OR ANY CERTIFICATE DELIVERED AT OR IN CONNECTION WITH THE CLOSING BY THE PURCHASER, NEITHER THE PURCHASER NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR VERBAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASER.
ARTICLE VI

CLOSING DELIVERIES
1.1Sellers’ Deliveries. Simultaneously with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Seller and the Seller Owners are delivering to the Purchaser:
(a)a certificate of a duly authorized officer of the Company, dated as of the Closing Date, attaching (i) a copy of the resolutions of the required equityholders and board of directors of the Company, authorizing the execution and delivery of the Related Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and (ii) a good standing certificate for the Company in the jurisdiction in which the Company was formed;
(b)a certificate of a duly authorized officer of the Seller, dated as of the Closing Date, attaching (i) a copy of the resolutions of the required equityholders of the Seller, authorizing the execution and delivery of this Agreement and the Related Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby and (ii) a good standing certificate for the Seller in the jurisdiction in which the Seller was formed;
(c)a duly executed counterpart signature page by the Seller, each Seller Owner, the Company and any of their respective Affiliates or Related Persons, in each case, of each Related Document to which each such Person is party;
(d)payoff letters, and/or other evidence of termination, in each case, in a form satisfactory to the Purchaser and as the Purchaser reasonably requests with respect to any of the Payoff Debt;
(e)copies of all third-party and governmental consents (including consents required under the Real Property Leases or under any title documents or agreements with respect to the Leased Real Property), notices, waivers, approvals, filings and/or estoppels set forth on Schedule 6.1(e), in each case, in a form satisfactory to the Purchaser;
(f)a properly completed IRS Form W-9, duly executed by the Seller;
(g)original, stamp-cancelled certificates (or affidavits of lost certificates, and accompanying indemnity, in form and substance reasonably satisfactory to the Purchaser) representing all of the Company Securities prior to the Pre-Closing Reorganization;
(h)a duly executed resignation letter, in a form satisfactory to the Purchaser, from each Person set forth on Schedule 6.1(h), in each case, in such Person’s capacity as director and/or officer of the Company;
(i)evidence, in a form satisfactory to the Purchaser, that the Pre-Closing Reorganization has been effectuated, in all respects, in accordance with the terms and conditions of this Agreement;
(j)duly executed agreements, in a form satisfactory to the Purchaser, assigning to the Company all rights, title and interests the Persons set forth on Schedule 6.1(j) have in the Intellectual Property created or developed by such Person that is used in or necessary for the Business, purported to be owned by the Company (whether partially or entirely) or which is otherwise related to the Business;
(k)a statement from the trustee of the John Spreck Trust, in a form satisfactory to the Purchaser, certifying to the matters set forth on Schedule 6.1(k);
(l)a statement from the trustees of the Ross Family Trust, in a form satisfactory to the Purchaser, certifying to the matters set forth on Schedule 6.1(l); and
(m)such other documents or evidence relating to the transactions contemplated hereby or the deliveries set forth in this Section 6.1 as the Purchaser may reasonably request and such documents shall be in form and substance reasonably satisfactory to the Purchaser.
1.2Purchaser’s Deliveries. Simultaneously with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser is delivering:
(a)To the Seller, a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, attaching (i) a copy of the resolutions of the board of directors of the Purchaser’s ultimate parent company (passed at a meeting of the board of directors) authorizing the execution and delivery of this Agreement and the Related Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby and (ii) a good standing certificate for the Purchaser in the jurisdiction in which the Purchaser was formed;
(b)To the Seller, the Closing Consideration; and
(c)To the applicable counterparty, a duly executed counterpart signature page by the Purchaser of each other Related Document to which the Purchaser is party.
ARTICLE VII

COVENANTS

1.1Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective this Agreement and the Related Documents and the transactions contemplated hereby, including executing any additional instruments necessary to consummate this Agreement or the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement or the transactions contemplated hereby, the proper officers and directors of each party hereto shall take all such necessary action.
1.2Public Announcements. Following the Closing, the Purchaser, and no other party, shall control, direct or make any public announcement in respect of this Agreement, the Related Documents or the transactions contemplated hereby; provided, however, prior to the Closing, the Purchaser and the Seller shall jointly agree on the initial press release regarding this Agreement and the transactions contemplated hereby; provided, further, that if the Seller or any Seller Owner believes it is required by Applicable Law or by any Governmental Authority to make a public statement regarding this Agreement or any of the transactions contemplated hereby, such party shall first consult with the Purchaser and shall allow the Purchaser first to review the text of any such public statement. Notwithstanding the foregoing, it shall not be a breach of this Section 7.2 for any party to this Agreement and/or their Affiliates to disclose the transactions contemplated by this Agreement in connection with their normal fund-raising, marketing, information and investor reporting activities; provided, that the recipient of any such information is subject to customary confidentiality obligations with respect to such information.
1.3Release and Waiver. In consideration of the receipt by the Seller of the Closing Consideration, the Seller and the Seller Owners, on behalf of himself, herself or itself (as the case may be), their Affiliates, their Related Persons and their respective partners, managers, directors, officers, employees and representatives, hereby releases and discharges the Company, the Purchaser, its Affiliates, and their respective former or present partners, managers, employees, officers, directors, equityholders, agents and representatives from, and waives, any and all claims, rights and causes of action of any kind or nature whatsoever that the Seller, the Seller Owners, their Affiliates and/or their Related Persons may have had or may now have against any of them, whether liquidated or unliquidated, whether arising under contract, tort, statute or otherwise, and whether the Seller, any Seller Owner, any of their Affiliates or Related Persons knows of the claim or not, in each case, relating to, arising out of or incurred in connection with the operation of the Business, the ownership of the Company Securities prior to the Closing, or the transactions contemplated hereby and/or in the Related Documents (the “Released Claims”), other than any rights provided under this Agreement or any other Related Document to which the Seller or the Seller Owner is a party. The Seller and the Seller Owners, on behalf of himself, herself or itself (as the case may be), their Affiliates, their Related persons and their respective partners, managers, directors, officers, employees and representatives, agrees that he, she or it (as the case may be) has not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company, the Purchaser, its Affiliates or any of their former or present partners, managers, employees, officers, directors, members, equityholders, representatives or agents, or any of their respective successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law, in each case, relating to, arising out of or incurred in connection with any Released Claim, other than a lawsuit or filing to enforce the rights provided under this Agreement or any other Related Documents to which the Seller, the Seller Owner or their respective Affiliates or Related Persons is a party. Without limiting the generality of the foregoing, the Seller and each Seller Owner hereby agrees that the Purchaser and its Affiliates shall be entitled to exclusively rely on paying one-hundred percent (100%) of the Closing Consideration (and, as applicable, any adjustments or releases of escrowed funds related thereto) to the Seller as set forth in this Agreement, without any obligation of independent inquiry or investigation, and in no event shall the Purchaser or any of its Affiliates have any

Liability or responsibility to the Seller, any Seller Owner, any of their respective Affiliates or Related Persons or any other Person for any losses, damages, claims, or other Liabilities in connection with making any payments in respect thereof. For the avoidance of doubt, nothing in this Section 7.3 is intended, nor shall it be construed in the future to bar, prohibit or limit the Seller or its successors, assigns, heirs or personal representatives, from asserting any legal defense not released under this Agreement in any suit, claim or other type of legal action arising under any Environmental Requirement. This Section 7.3 shall survive the Closing.
1.4Restrictive Covenants.
(a)Certain Acknowledgements. The Purchaser, the Seller and each Seller Owner acknowledge that (i) the Company engages in a competitive business, (ii) the Seller Owners’ services and responsibilities are of particular significance to the Business, (iii) the Seller Owners’ positions within the Business place them in a position of confidence and trust with the customers, clients, suppliers and employees of the Business, and/or (iv) the Seller Owners’ positions within, and the Company’s operation of, the Business provide them with access to Confidential Information and opportunities that are valuable and material to the Business and the competitive position of the Business and (v) the Purchaser is relying on such access, opportunities, experience and/or skill with, and special knowledge of, the Business, as set forth in clauses (i)–(iv), in order to assure the Purchaser that it will retain the value, including the goodwill, of the Business as a “going concern,” and therefore the Purchaser has required that the covenants and agreements contained in this Section 7.4 be delivered in this Agreement, which the Seller and each Seller Owner acknowledges and agrees are in addition to the covenants set forth in any applicable employment or other Contract between the Purchaser or any of its Affiliates (including, after the Closing, the Company), on the one hand, and the Seller or any Seller Owner, on the other hand, as a condition to the Purchaser’s willingness to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and the Purchaser, the Seller and each Seller Owner has agreed to do so. The Purchaser, the Seller and each Seller Owner acknowledge and agree that it is fair, reasonable and necessary, for the protection of the value of the Business and the operations, prestige, reputation and goodwill of the Business and of the purchase thereof by the Purchaser hereunder, that the Purchaser, the Seller and each Seller Owner make the agreements and covenants contained in this Agreement. Further, each Seller Owner acknowledges and agrees that such Seller Owner will directly or indirectly receive a substantial payment in respect of the sale of the Company Securities and other valuable consideration from the Purchaser specified herein.
(b)Non-Competition. For a period commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date (the “Restricted Period”), the Seller and each Seller Owner agrees that he, she or it shall not, and shall cause his, her or its Affiliates not to, directly or indirectly, compete with the Company or the Business or (other than as a manager, director, officer, employee, agent, consultant, shareholder, member or Affiliate of the Company) as an individual proprietor, partner, shareholder, member, equityholder, officer, manager, director, employee, consultant, independent contractor, joint venturer, investor or lender, participate in any business or enterprise engaged anywhere in the United States in the provision of any products or services that are the same as, substantially similar to or competitive with the products or services that the Company was designing, developing, selling or providing, in each case, as of the Closing Date (each, a “Competing Business”). The foregoing restrictions shall not be construed to prohibit the ownership by the Seller, any Seller Owner, any Related Person of the Seller and/or any Seller Owner who is party to the Restrictive Covenant Agreement or any of its or their Affiliates of not more than three percent (3%) in the aggregate (treating all such Persons as one Person for purposes of this threshold) of any class of equity securities of any Person having a class of equity securities registered pursuant to the Exchange Act that are publicly owned and regularly traded on any national securities exchange or over-the-counter market, if such ownership represents a personal investment and the Seller or Seller Owner or any of its or their Affiliates does not, directly or indirectly, manage or exercise control of any such Person, guarantee any of its financial obligations or otherwise take part in its business, other than exercising the Seller’s, Seller Owner’s or Affiliate’s rights as a holder of such equity securities.
(c)Non-Solicitation of Customers, Vendors, etc. The Seller and each Seller Owner agrees that he, she or it shall not, and shall cause his, her or its Affiliates not to, during the Restricted Period, directly or indirectly: (i) solicit any customer or client of the Company or the Business or any Affiliate thereof, or any Person who was such a customer or client or any Affiliate thereof at any time during the twelve (12) months preceding such solicitation, relating to the provision of any Competing Business; (ii) solicit or take any action that is intended to induce any customer, client, supplier, subcontractor, licensee, distributor, funding source or business relation, or any Person who was a customer, client, supplier, subcontractor, licensee, distributor, funding source, or business relation at any time during the twelve (12) months preceding such solicitation or action, to cease doing business with (or decrease their business with) the Company or the Business, or take any action that is intended in any way to negatively interfere with the relationship between the Company or the Business and any such customer, client, supplier, subcontractor, licensee, distributor, funding source or business relation of the Company or the Business; (iii) disclose the identity of any customer, client, supplier, subcontractor, licensee, distributor, funding source or business relation of the Company or the Business to any Person for the purpose of enabling or assisting such Person in competing with the Company or the Business; or (iv) attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity that, were it done by the Seller or such Seller Owner or any of its or their Affiliates, would violate any provision of this Section 7.4(c).
(d)Non-Disparagement. The Seller and each Seller Owner agrees that he, she or it shall not, and shall cause his, her or its Affiliates not to: (i) disparage, defame or slander the Business or the Company, the Purchaser or their respective Affiliates or employees or take any action that is intended to detrimentally affect the reputation, image, relationships or public view of the Business or the Company, the Purchaser or their respective Affiliates or employees; or (ii) attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity that, were it done by the Seller or such Seller Owner or any of its or their Affiliates, would violate any provision of this Section 7.4(d); provided, however, nothing in this Section 7.4(d) shall preclude a Person from making truthful statements that are required by Applicable Laws or legal process.
(e)Non-Hire and Non-Solicitation of Employees and Consultants. The Seller and each Seller Owner agrees that he, she or it shall not, and shall cause his, her or its Affiliates not to, during the Restricted Period, directly or indirectly, solicit, hire or in any manner encourage to terminate his, her or its relationship with the Company or the Business any employee or consultant of the Company or the Business, or any Person who was an employee or consultant of the Company or the Business at any time during the twelve (12) months preceding such solicitation, hiring or action, or attempt to do any of the foregoing, or assist, entice, induce or encourage any other Person to do or attempt to do any activity that, were it done by the Seller or such Seller Owner or any of its or their Affiliates, would violate any provision of this Section 7.4(e).
(f)Confidential Information of the Business. The Seller and each Seller Owner agrees that he, she or it shall: (i) hold in the strictest confidence and shall not use, disclose, publish, divulge or make accessible, directly or indirectly, to any Person, any Confidential Information; (ii) exercise all reasonable efforts to prevent third parties from gaining access to such Confidential Information; (iii) inform all of its, his or her representatives to whom the Seller or such Seller Owner discloses Confidential Information (which shall be limited to those representatives with a need to know in furtherance of the Seller’s or such Seller Owner’s rights under this Agreement or Applicable Law) of the proprietary interest and nature of such Confidential Information and of the recipient’s obligations under this Section 7.4(f) and any of the Company’s policies, as the case may be, to keep such information confidential and shall be liable for its, his or her representatives’ breach of this Section 7.4(f) or failure to comply with such policies; and (iv) use commercially reasonable efforts to take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information. Notwithstanding the foregoing, the Seller and each Seller Owner may divulge or communicate Confidential Information to the extent that such disclosure of Confidential Information (A) is compelled by judicial or administrative process or by other requirements of Law (with notification to the Company to the extent legally permissible) or to the extent required to enforce the Seller’s or such Seller Owner’s rights under this Agreement or (B) in connection with authorized services on behalf of the Company or its Affiliates.
(g)Return of Confidential Information. The Seller and each Seller Owner agrees that he, she or it shall upon the Purchaser’s or the Company’s request at any time, deliver to the Company only, and shall return to the Company and not retain for the Seller’s or such Seller Owner’s or anyone else’s use, any Confidential Information, including any and all records, files, memoranda, documents and materials of any type, and all copies, excerpts and notes thereof containing any Confidential Information, except that the Seller or such Seller Owner may retain his or her personal papers (including copies of this Agreement) and papers required for personal tax and accounting purposes; provided, however, that any papers retained in accordance with this Section 7.4(g) shall remain subject to the application of Section 7.4(f).
(h)Other Documents. The provisions of this Section 7.4 are in addition to, and not in limitation of, the Purchaser’s, the Company’s, the Seller’s and the Seller Owners’ and any of its or their Affiliates’ and Related Persons’ obligations and agreements set forth in the other Contracts contemplated by this Agreement or any other Contracts between the Seller and/or such Seller Owners and any of its or their Affiliates and Related Persons and the Company.
1.5Use of Owned Intellectual Property; Change of Indoff Name. After the Closing, the Seller, the Seller Owners and their respective Related Persons (a) shall not be entitled to use and shall not use any Owned Intellectual Property and (b) shall use their respective reasonable best efforts to change, and shall change by no later than the tenth (10th) Business Day following the date hereof, the name of the Seller to not include the word “Indoff” or any other Owned Intellectual Property.

1.6Ross Family Trust. From the date hereof through the 2nd anniversary of the date hereof, the Individual Sellers (a) shall not, and shall use their respective commercially reasonable efforts to cause the special trustee of the Ross Family Trust not to, and (b) shall not (directly or indirectly) instruct or otherwise take any action to cause the special trustee of the Ross Family Trust to, in each case, (x) amend, supplement, restate or otherwise modify the distribution provisions of the Ross Family Trust, including the provisions limiting distributions to the Individual Sellers’ Related Persons therein to one percent (1%) (or up to four percent (4%) in accordance with the provisions of the Ross Family Trust on the date hereof) of the assets of the Ross Family Trust (on an annual basis) and/or (y) distribute assets to any beneficiary of the Ross Family Trust other than in accordance and consistent with past practice (including with respect to the timing and magnitude of such distributions).

ARTICLE VIII

SURVIVAL; INDEMNIFICATION
1.1Survival. The representations and warranties of the parties contained herein shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect for a period of twelve (12) months thereafter, except that (a) the Fundamental Representations (other than Section 3.14) shall survive the Closing until six (6) years after the Closing and (b) the representations and warranties set forth in Section 3.14 shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions, tolling or waivers thereof). The covenants and agreements contained in this Agreement shall survive the Closing for a period contemplated by their respective terms. For the avoidance of doubt, if a Claim Notice has been delivered by any Indemnified Party prior to the expiration of the applicable survival periods specified in this Section 8.1, whether or not a claim, suit or proceeding has been commenced at such time to resolve such Claim, such Claim shall survive until the final resolution thereof.
1.2Indemnification.
(a)Indemnification by the Seller and the Seller Owners. From and after the Closing, the Seller and the Seller Owners shall, on a joint and several basis, defend, protect, indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Company), and their respective equityholders, partners, directors, officers, managers, employees, agents and representatives (including those retained in connection with the transactions contemplated by this Agreement), and their respective successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (whether or not related to a Third-Party Claim and irrespective of whether any such Purchaser Indemnified Party is a party to the action for which indemnification hereunder is sought) (the “Purchaser Indemnified Liabilities”), incurred or suffered by the Purchaser Indemnified Parties or any of them as a result of, arising out of or relating to:
(i)any inaccuracy in or the breach of any representation or warranty contained in Article III or Article IV of this Agreement or of the Seller, any Seller Owner, the Company or any of their respective Affiliates or Related Persons in any Related Document;
(ii)any breach of any agreement or covenant of the Seller, any Seller Owner, the Company or any of their respective Affiliates or Related Persons contained in this Agreement or any Related Document;
(iii)any (A) Covered Global Tax Liabilities, (B) Company Expenses not included in Closing Company Expenses and/or (C) Leakage not included in the Closing Leakage;
(iv)the qualification, obtaining, use or forgiveness of the PPP Loan, including any Losses as a result of or in connection with (A) any actual, pending or threatened Legal Proceeding by any Governmental Authority or third-party (including the lender(s) for the PPP Loan) in respect thereof, including information and documentation requests related thereto, and (B) any representations and/or certifications made by or on behalf of the Company, the Seller, the Seller Owners or any of their respective Affiliates or Related Persons in the application for the PPP Loan and/or the application for forgiveness thereof, including with respect to any documentation and supporting materials submitted in connection therewith;
(v)any claim by or on behalf of any Person claiming to be a current holder, or former holder at any time prior to the consummation of the transactions contemplated by this Agreement, of any Equity Securities of the Company, regarding this Agreement or the transactions contemplated hereby, including with respect to any claims (A) that such Person is entitled to receive any portion of the Closing Consideration or other amounts contemplated by this Agreement (including claims for appraisal rights or dissenters’ claims) or (B) alleging a breach of fiduciary duty; or
(vi)the matters set forth on Schedule 8.2(a)(vi) hereto.
(b)Indemnification by Purchaser. From and after the Closing, the Purchaser shall defend, protect, indemnify and hold harmless the Sellers, Seller Owners, and their respective Affiliates (other than the Purchaser and the Company), and their respective equityholders, partners, directors, officers, managers, employees, agents and representatives (including those retained in connection with the transactions contemplated by this Agreement), and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and collectively with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses (whether or not related to a Third-Party Claim and irrespective of whether any such Seller Indemnified Party is a party to the action for which indemnification hereunder is sought) (the “Seller Indemnified Liabilities”, and collectively with the Purchaser Indemnified Liabilities, the “Indemnified Liabilities”), incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of or relating to:
(i)any inaccuracy in or breach of any representation or warranty contained in Article V of this Agreement or of the Purchaser in any Related Document;
(ii)any breach of any agreement or covenant of the Purchaser contained in this Agreement or in any Related Document; or
(iii)the matters set forth on Schedule 8.2(b)(iii) attached hereto.
1.3Direct Claims. In the event that any Indemnified Party seeks indemnification pursuant to this Article VIII for any claim that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall notify the party against whom indemnification may be sought hereunder (the “Indemnifying Party”), as the case may be, in reasonable detail of the existence or the Indemnified Party’s assertion of such claim for indemnification (a “Claim”) and, to the extent reasonably practicable, the Indemnified Party’s determination in respect of the extent of the Indemnified Liabilities that such Indemnified Party believes are indemnifiable (a “Claim Notice”), but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party is actually prejudiced by the failure or delay in giving such notice.
1.4Third Party Claims.
(a)Any Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Article VIII relates (a “Third-Party Claim”) within thirty (30) calendar days after the Indemnified Party’s receipt of such Third-Party Claim, but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party is actually prejudiced by the failure or delay in giving such notice. Such notice by the Indemnified Party shall (to the extent practicable) describe the Third-Party Claim in reasonable detail, including copies of all material written evidence thereof and the estimated amount, if reasonably practicable, of Indemnified Liabilities that have or may be sustained by the Indemnified Party. If the Indemnifying Party is the Purchaser, then the Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing reasonably acceptable to the Indemnified Party, and at its own expense, the defense of such Third-Party Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall conduct such defense in a diligent manner and shall not settle or compromise such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to undertake, conduct and/or control the defense of a Third-Party Claim if: (i) such claim involves potential criminal liability, regulatory matters or significant customers, clients or vendors or other significant relationships of the Indemnified Party; (ii) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics; (iii) such claim seeks an injunction or other equitable relief against the Indemnified Party or if adversely determined against the Indemnified Party would establish a precedent that materially impairs the Indemnified Party or its business; (iv) such Third-Party Claim is a Claim relating to any Covered Global Tax Liabilities pursuant to Section 8.2(a)(iii), which shall be governed by Section 9.4; or (v) the Indemnified Party reasonably determines that the Indemnifying Party is not reasonably able to satisfy its indemnification obligations or that the amount of the Third-Party Claim, if successful, would be likely to exceed the Indemnifying Party’s Liability under this Agreement.
(b)Section 9.4 shall control in the event of a conflict with this Article VIII with respect to Tax matters.
1.5Distributions from Indemnity Escrow, Manner of Payment.
(a)Until the earlier of the release of the Indemnity Escrow Account in accordance with Section 8.5(b) and the time upon which no funds remain in the Indemnity Escrow Account (other than funds with respect to any outstanding unresolved Claim Notice delivered on or prior to such date), all indemnification in which the Seller and/or the Seller Owners are required to pay to any Purchaser Indemnified Party pursuant to this Article VIII shall be paid to the Purchaser Indemnified Parties from the Indemnity Escrow Account. In the event that any Purchaser Indemnified Party incurs Purchaser Indemnified Liabilities for which it believes it is entitled to indemnification from the Seller and/or the Seller Owners in accordance with this Article VIII or any Related Document, in each case, then promptly after such Purchaser Indemnified Party’s submission to the Seller and/or the Seller Owners of a Claim Notice and so long as such Purchaser Indemnified Party and the Seller agrees to an amount of indemnifiable Purchaser Indemnified Liabilities, such Purchaser Indemnified Party and the Seller shall promptly send a joint disbursement notice to the Escrow Agent instructing the Escrow Agent to transfer to such Purchaser Indemnified Party from the Indemnity Escrow Account such funds as are equal to the undisputed amount. In the event that the Purchaser Indemnified Party and the Seller do not agree that such Purchaser Indemnified Party is entitled to indemnification from the Seller and/or the Seller Owners in accordance with this Article VIII, or the Purchaser Indemnified Party and the Seller do not agree to an undisputed amount of such indemnifiable Purchaser Indemnified Liabilities, then the Seller shall be entitled to contest the Purchaser Indemnified Party’s Claim for indemnification in accordance with Section 10.11 herein. In the event such Claim Notice relates to an agreed-upon amount of indemnifiable Purchaser Indemnified Liabilities in excess of the then-remaining funds available in the Indemnity Escrow Account, then such excess shall be paid by the Seller and the Seller Owners, on a joint and several basis, within five (5) Business Days after the determination thereof to the Purchaser Indemnified Party by wire transfer of immediately available funds to the account(s) designated in writing to the Seller by the Purchaser, subject to the limitations in this Article VIII.
(b)On the twelve (12)-month anniversary of the Closing Date, to the extent a resulting in a positive figure greater than zero (0), (i) an amount, equal to the sum of (A) the then-remaining funds available in the Indemnity Escrow Account (after taking into account any disbursement of funds prior to the date thereof and less any portion of the funds available in the Indemnity Escrow Account subject to any outstanding unresolved Claim Notice delivered on or prior to such date), minus (B) $2,500,000, shall be disbursed to the Seller (the “First Release Amount”), and (ii) the Purchaser and the Seller shall send a joint disbursement notice to the

Escrow Agent instructing the Escrow Agent to disburse to the Seller the First Release Amount. On the twenty-four (24)-month anniversary of the Closing Date, (i) an amount, equal to the then-remaining funds available in the Indemnity Escrow Account (if any) (after taking into account any disbursement of funds prior to the date thereof (including pursuant to the immediately foregoing sentence) and less any portion of the funds available in the Indemnity Escrow Account subject to any outstanding unresolved Claim Notice delivered on or prior to such date), shall be disbursed to the Seller (the “Second Release Amount”), and (ii) the Purchaser and the Seller shall send a joint disbursement notice to the Escrow Agent instructing the Escrow Agent to disburse to the Seller the Second Release Amount (to the extent the Second Release Amount is a positive figure greater than zero (0)). In the event that any Purchaser Indemnified Party asserts any claim for indemnification (i) after the date that is twenty-four (24) months following the Closing Date or (ii) at any time after all funds available in the Indemnity Escrow Account have been fully disbursed, in each case, any Purchaser Indemnified Liabilities due by the Seller and/or the Seller Owners pursuant to this Article VIII shall be paid within five (5) Business Days after the determination thereof by the Seller and the Seller Owners, on a joint and several basis, by wire transfer of immediately available funds to the account(s) designated in writing to the Seller by the Purchaser, subject to any applicable limitations in this Article VIII.
(c)If the Seller, the Seller Owners or their Affiliates do not otherwise satisfy their obligations under this Article VIII, then the Purchaser (on behalf of the applicable Purchaser Indemnified Parties) shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Purchaser Indemnified Parties by the Seller or any Seller Owner or their Affiliates pursuant to this Article VIII against any amounts owed by the Purchaser to any the Seller or Seller Owner or their Affiliates under this Agreement or any Related Document.
1.6Limitations and Requirements. Notwithstanding any other provision hereof:
(a)The Seller and the Seller Owners shall not be liable to the Purchaser Indemnified Parties with respect to any claim for indemnification pursuant to Section 8.2(a)(i) of this Agreement unless and until the aggregate amount of all Purchaser Indemnified Liabilities of the Purchaser Indemnified Parties that would otherwise be indemnifiable hereunder exceeds $519,375 (the “Basket”), whereupon the Purchaser Indemnified Parties will only be entitled to indemnification for Losses pursuant to Section 8.2(a)(i) in excess of the Basket and up to a maximum of the Indemnity Escrow Amount (the “General Indemnity Cap”); provided, that the Basket and the General Indemnity Cap shall not apply towards any breach of any representations or warranties in any Related Document, the Fundamental Representation herein or in the case of Fraud as contemplated by Section 8.6(d).
(b)In no event shall the aggregate amount of the liability of the Seller or the Seller Owners to the Purchaser Indemnified Parties with respect to all claims for indemnification pursuant to Section 8.2(a) of this Agreement, collectively, exceed an amount equal to the aggregate Closing Consideration received by the Seller or the Seller Owners, as applicable (as modified by any adjustments or releases of escrowed funds, as applicable); provided, that the foregoing limitations shall not apply in the case of Fraud as contemplated by Section 8.6(d).
(c)Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate amount of the liability of the Seller or the Seller Owners to the Purchaser Indemnified Parties with respect to all claims for indemnification pursuant to Section 8.2(a)(vi) of this Agreement, collectively, exceed $2,500,000.
(d)Other than in respect of the Restrictive Covenant Agreement, (i) each party’s indemnification obligations under this Article VIII shall be the other parties’ sole and exclusive remedy from and after the Closing with respect to any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the transactions contemplated hereby, whether based in contract, tort, equity or law, and (ii) each party hereto, on behalf of itself and each of the Purchaser Indemnified Parties and Seller Indemnified Parties, as the case may be, expressly waives any and all other rights and remedies, following the Closing, for any breach of or inaccuracy in any representations and warranties and covenants and agreements of the Purchaser, the Seller, the Seller Owners and the Company contained in this Agreement, in each case, other than (i) claims of Fraud, (ii) claims pursuant to this Article VIII or Article IX and (iii) any claim under Section 10.8 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and conditions hereof. Nothing in this Section 8.6(d) shall affect a Person’s rights or remedies under or pursuant to the other Related Documents.
(e)For the purposes of this Article VIII, (A) determining whether there has been a breach of any representation, warranty, covenant or agreement, and (B) determining the amount of any Indemnified Liabilities related to a breach of a representation or warranty, the qualifications as to the materiality of such matters (or words of similar import, including “Material Adverse Effect”) set forth in the representations and warranties shall be disregarded in each case.
(f)The amount of any Losses for which indemnification is provided under this Article VIII shall be net of insurance proceeds actually recovered by the Indemnified Party in respect of such Losses (net of any out-of-pocket costs incurred in connection with such recovery and any increases in premium). If any Indemnified Party receives such insurance proceeds from third parties after being indemnified with respect to some or all of any Losses hereunder, such Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of such net insurance proceeds actually received, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (ii) the aggregate amount paid by the Indemnifying Party to such Indemnified Party with respect to such Losses.
(g)Each of the Seller and the Seller Owners expressly waives any right of indemnification or contribution from, subrogation against or recovery against the Purchaser or the Company to the extent the Seller’s or Seller Owners’ claim is for payments the Seller or Seller Owner, as the case may be, is obligated to make to the Purchaser Indemnified Parties under this Article VIII or any other provision herein.
(h)Each Indemnified Party shall take, and cause its Affiliates to take, to the extent consistent with the other terms and conditions herein, all commercially reasonable steps to mitigate any Loss upon acquiring actual knowledge (without due inquiry) of any event or circumstance that would reasonably be expected to, or does, give rise thereto, with the expense of such efforts to reasonably mitigate Losses for an indemnification obligation hereunder being themselves deemed recoverable Losses.
(i)The Seller and the Seller Owners shall not be liable under Section 8.2(a)(i) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller or the Seller Owners contained in this Agreement (other than Fundamental Representations) if the Purchaser had actual knowledge (without due inquiry) of such inaccuracy or breach prior to the Closing; for the avoidance of doubt, the foregoing shall not apply to or have any effect on the indemnification rights under any other subsection of Section 8.2(a). For purposes of Section 8.6(h) and this Section 8.6(i), the actual knowledge of the Purchaser and/or Purchaser Indemnified Parties (as the case may be) shall (x) be limited to the actual knowledge (without due inquiry) of the Chief Executive Officer, Chief Financial Officer, and/or Vice President and Controller, in each case, of the ultimate parent of the Purchaser and (y) explicitly not include any knowledge with respect to any inaccuracy in or breach of the representations and warranties set forth in Section 3.8(b).
(j)All payments required pursuant to this Article VIII will be deemed to be adjustments to the Closing Consideration for all Tax purposes, and the Purchaser, the Seller and the Seller Owners agree not to take any position inconsistent therewith for any purposes, unless required by Applicable Law.
ARTICLE IX

TAX MATTERS
1.1Cooperation on Tax Matters. Following the Closing, the Purchaser, on the one hand, and the Seller, on the other hand, shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and shall use reasonable efforts to preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to any taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof or the seventh (7th) anniversary of the Closing Date, and shall not destroy or otherwise dispose of any record during such period without first providing the other party a reasonable opportunity to review and copy the same.
1.2Allocation of Taxes for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company with respect to any Straddle Period that is attributable to a Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and similar ad valorem Taxes (which are not based on income, receipts or profits), such amount shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period, and (ii) in all other cases, such amount shall be determined based upon a hypothetical closing of the taxable year at the end of the Closing Date.
1.3Tax Returns. The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company relating to any Straddle Period (each such Tax Return, a “Straddle Period Return”). At least thirty (30) days prior to the due date (taking into account applicable extensions) of any Straddle Period Return (except to the extent such Tax Return in due within less than ninety (90) days after the Closing, in which case Purchaser shall deliver when and as soon as reasonably practicable), Purchaser shall deliver a draft of such Straddle Period Return, together with accompanying schedules, to the Seller for the Seller’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed). The Seller shall provide the Purchaser with any written comments with respect to such draft Straddle Period Return within fifteen (15) days following receipt of such draft Straddle Period Return and accompanying schedules. If the Seller does not provide written comments within that time period, the Seller shall be deemed to agree with the draft Straddle Period Return as prepared by the Purchaser. If the Seller timely provides written comments, the parties shall try in good faith to timely resolve any disputes concerning such Straddle Period Return (any unresolved disputes, a “Disputed Matter”) and if the parties are unable to resolve all disputes concerning such Straddle Period Return within ten (10) days after the Seller provided its comments, the parties shall submit any Disputed Matters for prompt resolution by an independent, nationally recognized, reputable third-party accounting firm (such firm, the “Settlement Arbiter”), who shall resolve any Disputed Matters (and only such matters) submitted to it. Notwithstanding anything set forth in this Section 9.3 to the contrary, the scope of any Disputed Matters to be resolved by the Settlement Arbiter pursuant to this Section 9.3 shall be limited to the consideration of such items relating to the preparation of any Straddle Period Return to which the Seller has objected (including any additional items and/or amounts affected or impacted by such objections) and which the Purchaser and the Seller are unable to resolve in accordance with the procedures set forth in this Section 9.3. After affording the Purchaser, the Seller and their respective representatives the opportunity to present their positions as to the Disputed Matters (which opportunity shall not extend for more than fifteen (15) days), the Settlement Arbiter shall resolve all Disputed Matters in writing on the basis of the standards and guidelines set forth in this Agreement. The parties will instruct the Settlement Arbiter to make such determination within thirty (30) days (or as soon as practicable thereafter if the Settlement Arbiter notifies the parties that it requires additional time to make such determination) following the submission of the Disputed Matters to the Settlement Arbiter for resolution, and such determination shall be final and binding upon the Purchaser, the Seller, the Seller Owners and all other interested Persons. For the avoidance of doubt, the Settlement Arbiter will act as an expert (and not as an arbitrator) for the limited purpose of determining the Disputed Matters, and such determination shall be based solely on the written submissions of the Purchaser and the Seller and their respective representatives and not by independent review. Without limiting the generality of the foregoing, the Settlement Arbiter will not take into account usage, custom or other extrinsic factors, except as required by express provisions of this Agreement, and shall not conduct or hear ex parte conferences, oral examinations, testimony, depositions, discovery or other forms of evidence gathering or hearings.
1.4Tax Proceedings. Each of Purchaser, on one hand, and the Seller, on the other hand, shall promptly notify the other in writing upon receipt (including receipt by Affiliates of Purchaser or the Seller) of any written notice of any pending or threatened audit, assessment, investigation, or other proceeding with respect to a Straddle Period Return (a “Tax Proceeding”); provided, that the failure to provide such written notice shall not relieve the Seller or any Seller Owner from any liability pursuant to this Agreement with respect to Covered Global Tax Liabilities except and only to the extent that the Seller is actually and materially prejudiced by the failure or delay in giving such notice. With respect to any Tax Proceeding: (a) that pertains solely to a Straddle Period Return, the Seller and the Seller Owners shall provide the Purchaser with a written notice within twenty (20) days acknowledging the responsibility by the Seller and the Seller Owners with respect to any Covered Global Tax Liability relating to such Tax Proceedings; and (b) the Purchaser shall control any and all such Tax Proceedings (whether pertaining solely to a Straddle Period Return or otherwise); provided, that (i) the Purchaser shall keep the Sellers reasonably and timely informed with respect to the commencement, status and nature of such Tax Proceeding, and (ii) neither the Purchaser and its Affiliates, on the one hand, and the Seller, the Seller Owners and their respective Affiliates, on the other hand, shall settle, compromise or dispose of such Tax Proceeding without the prior written consent of the other parties (which consent shall not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or disposition could reasonably be expected to adversely affect such party hereunder. Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 9.4 directly conflicts with any provision of Article VIII, this Section 9.4 shall govern.
1.5Transfer Taxes. The Purchaser shall prepare and file all Tax Returns (including any documentation related thereto) with respect to any transfer, documentation, sales, use, stamp, registration, or similar Taxes in connection with this Agreement or any transaction or document contemplated thereby (such Taxes, together with the reasonable costs and expenses incurred by Purchaser in preparing and filing such Tax Returns, the “Transfer Taxes”). All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by Seller and the Seller Owners, on a joint and several basis, on the other hand.
1.6Tax Treatment. Unless otherwise required by Applicable Law, the parties hereto hereby agree, for U.S. federal and applicable state and local Tax purposes, to treat the F-

Reorganization as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, pursuant to Revenue Ruling 2008-18, 2008-1 C.B. 674.
1.7Allocation. The parties hereto agree that the Closing Consideration (together with any liabilities and other items properly treated as purchase price for U.S. federal income Tax purposes) shall be allocated among the assets of the Company in manner consistent with the principles of Section 1060 of the Code and the methodology set forth on Schedule III to this Agreement. Within ninety (90) days after the Closing, the Purchaser shall provide to the Seller for the Seller’s approval (which approval will not be unreasonably withheld, conditioned or delayed) a schedule setting forth such allocation (the “Tax Allocation Schedule”). The parties shall file all Tax Returns consistent with the approved Tax Allocation Schedule and shall not take any position inconsistent therewith unless otherwise required by Applicable Law or applicable Governmental Authority (in which case the party so required shall deliver a written notice to the other parties concerning such inconsistent filing as soon as reasonably practicable). The Purchaser will revise the Tax Allocation Schedule to the extent necessary to reflect any adjustments to the Closing Consideration made after the Tax Allocation Schedule was approved in accordance with this Section 9.7.
ARTICLE X

GENERAL PROVISIONS
1.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise specifically provided herein, this Agreement shall not be assignable or delegable by any party without the prior written consent of the other parties hereto and any purported assignment or delegation in violation of this Section 10.1 shall be null and void ab initio; provided that the Purchaser shall be entitled to assign its rights and obligations under this Agreement to (a) an Affiliate of the Purchaser, (b) as required pursuant to any current financing facilities or any substitution or replacement therefor (including to a lender of Purchaser or an Affiliate thereof as collateral security for borrowing), or (c) any subsequent purchaser of the Purchaser or the Company (whether by merger, consolidation, sale of stock, sale of substantially all of the assets or otherwise), in each case without the consent of any other party hereto; provided, further, that the Purchaser will remain liable for the performance of its obligations under this Agreement and will provide notice to the Sellers of such permitted assignment.
1.2Entire Agreement. This Agreement (including all schedules (including the Disclosure Schedules) and exhibits attached hereto) and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings, written or oral (including (x) any confidentiality agreement related to the transactions contemplated herein and (y) (1) that certain Memorandum of Understanding, dated as of May 5, 2023, and (2) that certain Project Flex Term Sheet, dated as of January 27, 2023, each executed by the Purchaser, the Company and John Ross, on behalf of the Seller and the Seller Owners).
1.3Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (a) delivered in person, (b) transmitted by email, (c) sent by first class, registered or certified mail, postage prepaid, or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or email set forth below, or such other address or email as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, three (3) days following deposit in the mail as set forth above, upon transmission of such notice by email (unless the Person transmitting the email receives a delivery failure notice, in which case notice shall not be deemed effective), or one day following timely deposit with an overnight courier service.

If to the Purchaser:
Global Industrial
11 Harbor Park Drive
Port Washington, New York 11050
Attention: Barry Litwin, Chief Executive Officer
E-mail: BLitwin@GLOBALINDUSTRIAL.COM

with a copy (which shall not constitute notice to the Purchaser) to:
Global Industrial
11 Harbor Park Drive
Port Washington, New York 11050
Attention: Adina Storch,
Senior Vice President, General Counsel & Corporate Secretary
E-mail: AStorch@GLOBALINDUSTRIAL.COM

and
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Todd E. Lenson and Jordan Rosenbaum
E-mail: TLenson@KRAMERLEVIN.COM; JRosenbaum@KRAMERLEVIN.COM

If to the Seller or the Seller Owners:
John Ross
476 N Warson Road
St. Louis, MO 63124
E-mail: jr.golf1961@gmail.com

with a copy (which shall not constitute notice to the Seller or the Seller Owners) to:
Armstrong Teasdale LLP
7700 Forsyth Blvd., Suite 1800
St. Louis, Missouri, 63105
Attention: Martin C. Walsh and Christopher R. Johnson
E-mail: mwalsh@atllp.com; crjohnson@atllp.com
1.4Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto will bear all costs, fees and expenses incurred by or on behalf of it in connection with any due diligence investigation, or the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.
1.5Amendment and Waiver. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Seller and the Purchaser. Except as otherwise expressly set forth herein, any failure of the Seller or any Seller Owner to comply with any provision hereof may only be waived in writing by the Purchaser, and any failure of the Purchaser to comply with any provision hereof may only be waived in writing by the Seller. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.
1.6Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile, email (including pdf) or other transmission method, and any such counterpart so executed and delivered shall be deemed to have been duly and validly delivered and be valid and effective for all intents and purposes.
1.7Headings. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.
1.8Specific Performance. Each of the parties hereto acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that (a) the parties shall be entitled to specific performance and injunctive relief, or other equitable relief, to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, these remedies being in addition to any of the remedies to which they may be entitled at law or equity, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Purchaser, the Sellers or the Seller Owners would have entered into this Agreement. Accordingly, the parties further agree that, if for any reason the Purchaser, the Sellers and/or the Seller Owners shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such non-performing party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
1.9GOVERNING LAW. THIS AGREEMENT, AND ALL LEGAL PROCEEDINGS (WHETHER IN CONTRACT, IN TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (INCLUDING ITS STATUTES OF LIMITATIONS).
1.10Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY LEGAL PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BROUGHT PURSUANT TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
1.11Submission to Jurisdiction. ANY AND ALL LEGAL PROCEEDINGS, SUITS OR OTHER LEGAL ACTIONS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT SOLELY IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH LEGAL PROCEEDINGS, SUITS OR OTHER LEGAL ACTIONS. IN ANY SUCH LEGAL PROCEEDING, SUIT OR OTHER LEGAL ACTION, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.3. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH LEGAL PROCEEDING, SUIT OR OTHER LEGAL ACTION IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY LEGAL PROCEEDING, SUIT OR OTHER LEGAL ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
1.12No Third Party Beneficiaries. Except as otherwise expressly provided herein, the parties hereto do not intend that any provision of this Agreement will be enforceable by any Person who is not a party hereto.
1.13Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
1.14Disclosure Schedules. Notwithstanding anything contained herein to the contrary, the Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement; provided, however, that any information, item or other disclosure set forth in the Disclosure Schedules shall be deemed to have been set forth in all other applicable portions of the Disclosure Schedules to the extent it is reasonably apparent on its face from a reading of the disclosure and the applicable representation for which such disclosure is disclosed that such information, item or other disclosure is applicable to such other portion of the Disclosure Schedules; provided, further, however, that, notwithstanding the foregoing, the information, item or other disclosure set forth in Schedule 3.8(a)(2) shall not be deemed to have been set forth in any other portion of the Disclosure Schedules (including Schedule 3.8(b)), in each case, unless specifically referenced in the Disclosure Schedules.
1.15Joint Participation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents to which they are party, and this Agreement and the Related Documents shall be construed as such in the event an ambiguity or question of intent or interpretation arises, with no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the Related Documents.
1.16Company Representation. Recognizing that Armstrong Teasdale LLP (“Armstrong”) has acted as legal counsel to the Seller and the Company prior to the Closing, and that Armstrong intends to act as legal counsel to the Seller after the Closing, the Purchaser (including on behalf of the Company following the Closing) hereby irrevocably waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts as to representation that may arise in connection with Armstrong representing the Seller after the Closing as such representation may be adverse to the Purchaser or the Company (including in respect of the transactions contemplated by this Agreement) (collectively, “Adverse Actions”). In addition, in connection with any Adverse Action, all communications involving attorney-client confidences between the Seller, on the one hand, and Armstrong, on the other hand, in each case, in the course of the negotiation, documentation, and consummation of the transactions contemplated by this Agreement will be deemed to be attorney-client confidences that belong solely to the Seller, as applicable (and not to the Company). Accordingly, the Company will not have access to any such communications in connection with any Adverse Action, or to the files of Armstrong relating to engagement relating to the transactions contemplated by this Agreement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller will be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company will be a holder thereof, (b) to the extent that files of Armstrong in respect of such engagement constitute property of the client, only the Seller will hold such property rights, and (c) Armstrong will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Armstrong and the Company. Notwithstanding anything to the contrary contained in the foregoing, if a dispute arises between the Purchaser, the Company, and a third party (other than a party hereto or any of its respective Affiliates) after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Armstrong to such third party; provided, however, the Company may waive such privilege without the prior written consent of the Seller.
1.17Joint and Several Obligations. Except as expressly set forth in this Agreement, the obligations of the Seller and the Seller Owners are joint and several as among the Seller and the Seller Owners.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Purchase Agreement as of the date first above written.

PURCHASER:

GIH HOLDINGS INC.

By:_/s/ Barry Litwin_____________
    Name: Barry Litwin
    Title: President
[Signature Page to Securities Purchase Agreement]

SELLER:

INDOFF HOLDINGS, INC.

By: /s/ John Spreck Ross____________
    Name: John Spreck Ross
    Title: President

[Signature Page to Securities Purchase Agreement]

ENTITY SELLER OWNERS:

/s/ John Spreck Ross _________________
John Spreck Ross,
as trustee of the Trust Agreement of John Spreck Ross dated 7/31/75

/s/John S. Ross _______________________
John S. Ross,
as trustee of the Ross Family Irrevocable Trust No. 4 dated 11/23/2017

/s/ Laura Ross Greiner _________________
Laura Ross Greiner,
as trustee of the Ross Family Irrevocable Trust No. 4 dated 11/23/2017

/s/ Jeffrey J. Ross _____________________
Jeffrey J. Ross,
as trustee of the Ross Family Irrevocable Trust No. 4 dated 11/23/2017

/s/Margaret Ross McDonough ___________
Margaret Ross McDonough,
as trustee of the Ross Family Irrevocable Trust No. 4 dated 11/23/2017

[Signature Page to Securities Purchase Agreement]

INDIVIDUAL SELLER OWNERS:

/s/ John Spreck Ross __________________
John Spreck Ross

/s/ Jeffrey J. Ross_____________________
Jeffrey J. Ross

[Signature Page to Securities Purchase Agreement]